LOAN AND SECURITY AGREEMENT

Dated as of

June 29, 2006

by and among

TENGASCO, INC.,

a Tennessee corporation,

as the “Borrower”,

CITIBANK TEXAS, N.A.,

a national banking association

as the “Agent”

and

the Banks party hereto

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DALLAS1 1099496v4 67682-00024

Table of Contents

Page No.

TABLE OF CONTENTS, Page i

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6.9	Inspection	28
6.10	Maintenance of Employee Benefit Plans	28
6.11	Notice of Claimed Default	28
6.12	Change of Directors/Management	28
6.13	Requested Information	28
6.14	Withholdings	28
6.15	Payment of Indebtedness/Performance of Obligations	28
6.16	Operation of Properties and Equipment.	29
6.17	Hydrocarbon Hedge	29
ARTICLE VII	NEGATIVE COVENANTS	29
7.1	Liens	29
7.2	Debt	30
7.3	Mergers, Consolidations	30
7.4	Leases	30
7.5	Sale and Leaseback	30
7.6	Dividends/Distributions	31
7.7	Sale of Assets	31
7.8	Investments	31
7.9	Guaranties	31
7.10	Transactions with Affiliates	31
7.11	Change of Business	31
7.12	Sale or Discount of Receivables	32
7.13	Other Agreements/Amendments	32
7.14	Prepayment of Indebtedness	32
7.15	Use of Loan Proceeds	32
7.16	Subsidiaries	32
7.17	Fiscal Year	32
ARTICLE VIII	FINANCIAL COVENANTS	32
8.1	Current Ratio	32
8.2	Leverage Ratio	32
8.3	Interest Coverage Ratio	33
8.4	General and Administrative Expenses	33
ARTICLE IX	REPRESENTATIONS AND WARRANTIES	33
9.1	Good Standing, and Due Qualification	33
9.2	Litigation	33
9.3	Conflicting Agreements and Other Matters	33
9.4	Financial Statements/Condition	34
9.5	Title to Properties, Authority	34
9.6	Environment	34
9.7	Purposes	35
9.8	Compliance with Applicable Laws	35
9.9	Possession of Franchises, Licenses	35
9.10	Leases, Easements and Rights of Way	35
9.11	Taxes	35
9.12	Intentionally Omitted	35
9.13	ERISA	35
9.14	Tax Related Liens	35
9.15	Corporate Authorization	36

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9.16	Investment Company Act Representation	36
9.17	Production Sales Contracts	36
9.18	Take or Pay Obligations, Prepayments, BTU Adjustments and Balancing Problem	36
9.19	Gas Purchase Obligations in Excess of Gas Sales Rights	36
9.20	Public Utility Holding Company Act, Federal Power Act, Interstate Commerce Act; Other Regulation 36
9.21	No Material Misstatements	37
9.22	Location of Business and Offices	37
9.23	Solvency	37
9.24	Risk Management Agreement	37
9.25	Subsidiaries	37
ARTICLE X	EVENTS OF DEFAULT	37
10.1	Events of Default	37
10.2	Remedies	39
10.3	Actions in Respect of the Letters of Credit Upon Default	39
10.4	Application of Proceeds	40
ARTICLE XI	AGENCY PROVISIONS	40
ARTICLE XII	MISCELLANEOUS	42
12.1	Notices	42
12.2	Place of Payment	42
12.3	Survival of Agreements	42
12.4	Parties in Interest	42
12.5	Governing Law	43
12.6	SUBMISSION TO JURISDICTION	43
12.7	Interest	43
12.8	No Waiver, Cumulative Remedies	44
12.9	Costs	44
12.10	INDEMNITIES, ETC.	44
12.11	Right of Setoff	45
12.12	Headings	46
12.13	Severability	46
12.14	Exceptions to Covenants	46
12.15	Conflict with Security Instruments	46
12.16	Confidentiality	46
12.17	Survival	46
12.18	NO ORAL AGREEMENTS	47
12.19	WAIVER OF JURY	47
12.20	Counterparts	47
12.21	Amendments	47
12.22	No Liability of the Letter of Credit Issuer	48
12.23	Successors and Assigns.	48
12.24	USA Patriot Act Notice	50

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LOAN AND SECURITY AGREEMENT,

DALLAS1 1099496v4 67682-00024

LOAN AND SECURITY AGREEMENT

        THIS LOAN AND SECURITY AGREEMENT, dated as of June 29, 2006 (this “Agreement”) is made and entered into by and among TENGASCO, INC., a Tennessee corporation (the “Borrower”), CITIBANK TEXAS, N.A., a national banking association, as the Agent (the “Agent”), and the financial institutions party thereto (the “Banks”).

WITNESSETH:

        WHEREAS, the Banks party hereto are willing to extend a Line of Credit to the Borrower upon the terms and conditions herein set forth and upon the Borrower’s granting in favor of the Agent, for the benefit of the Banks, a continuing and continuous first and prior lien, pledge of and security interest in certain of the Borrower’s oil and gas leasehold mineral interests and other mineral interests situated in the States of Kansas and Tennessee, all as more particularly described and defined in the Mortgages, as collateral and security for all Indebtedness; and

        WHEREAS, the Borrower, the Banks and the Agent now desire to enter into this Agreement ;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        When used herein, the following terms shall have the following meanings:

1.1 Adjusted Net Income shall mean, for any period, the Borrower’s and its Subsidiaries’ consolidated net income (or loss) determined in accordance with Consistent Accounting Principles, but excluding (a) the income of any Person other than the Borrower or its Subsidiaries in which the Borrower or any of its Subsidiaries has an ownership interest, unless received by the Borrower or its Subsidiary in a cash distribution; (b) any after-tax gains or losses attributable to an asset disposition; (c) to the extent not included in clause (a) and clause (b) above, any after-tax extraordinary, non-cash or nonrecurring gains or losses; and (d) any DD&A charges.

1.2 Affiliate shall mean any Person which, directly or indirectly, controls, or is controlled by, or is under common control with, another Person and any partner, officer or employee of any such Persons, except a Subsidiary. For purposes of this definition, control shall mean the power, directly or indirectly, to direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.

1.3 Applicable Prime Rate shall mean the Prime Rate published by The Wall Street Journal (Southwest Edition) in its Money Rates column or a similar rate if such rate ceases to be published. Any change in the Applicable Prime Rate shall be effective as of the date of the change.

1.4 Approved Engineer shall mean LaRoche Engineering or such other independent oil and gas registered engineer or engineering firm selected by the Borrower and approved by the Agent.

1.5 Applicable Margin shall mean, for any day with respect to any Revolver Loan or with respect to the commitment fees payable hereunder, as the case may be, the Applicable Margin per annum set forth below under the caption “Applicable Prime Rate”, “Libor Rate” or “Commitment Fee Rate”, as the case may be, based upon the Borrowing Base Usage as of such determination date.

Category	Borrowing Base Usage	Applicable Prime Rate	Libor Rate	Commitment Fee Rate

1	Greater than or equal to 90%	1.50%	2.50%	0.50%
		1.25%	2.25%	0.50%
2	Greater than or equal to 75% but less than 90%
		1.00%	2.00%	0.375%
3	Greater than or equal to 50% but less than 75%
4	Less than 50%	0.75%	1.75%	0.375%

1.6     Borrowing Base Deficiency shall have the meaning assigned to that term in Section 3.3.

1.7 Borrowing Base Usage shall mean (a) the sum of (i) the outstanding Revolver Loans and all accrued but unpaid interest and fees plus (ii) the L/C Exposure divided by (b) the Borrowing Base then in effect.

1.8 Business Day shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Texas are closed to business generally; provided that when used in connection with a Libor Loan, the term shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

1.9 CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, together with all regulations and rulings promulgated with respect thereto.

1.10 Change in Control shall mean (a) the failure of Jeff Bailey to hold the office of Chief Executive Officer of the Borrower or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or similar governing body of the Borrower by Persons other than the members of such board or body as of the date hereof.

1.11 Closing Date shall mean the date on which the conditions set forth in Article V have all been met to the satisfaction of the Agent.

1.12 Code shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

1.13 Collateral shall have the meaning assigned to that term in Article IV.

1.14 Commitment shall mean (a) with respect to each Bank, its agreement at any time to make Revolver Loan advances and to issue the Letters of Credit under this Agreement up to the lesser of: (i) such Bank’s Pro Rata Portion of then effective Revolving Credit Borrowing Base, subject to the redeterminations of the Revolving Credit Borrowing Base, and other limitations and conditions hereof (including, without limitation, the conditions precedent in Article V hereof) or (ii) such Bank’s Pro Rata Portion of the Commitment Amount, and (b) with respect to all Banks, the agreement of the Banks at any time to make Revolver Loan advances and to issue the Letters of Credit under this Agreement up to the lesser of (i) then effective Revolving Credit Borrowing Base, subject to the redeterminations of the Revolving Credit Borrowing Base, and other limitations and conditions hereof (including, without limitation, the conditions precedent in Article V hereof) or (ii) the Commitment Amount.

1.15 Commitment Amount initially shall mean $2,600,000 or such other amount as agreed to in writing by the Borrower, the Banks and the Agent but in no event in excess of the lesser of $50,000,000 or the Revolving Credit Borrowing Base, as adjusted and redetermined from time to time pursuant to the provisions of Article III.

1.16 Commitment Fee shall mean the fee payable to the Agent for the account of the Banks by the Borrower pursuant to the provisions of Section 2.8.

1.17 Compliance Certificate shall mean a certificate completed by the Borrower substantially in the form of the certificate attached hereto as Exhibit B.

1.18 Consistent Accounting Principles shall mean commonly recognized accounting principles consistently applied in all accounting periods.

1.19 Consolidated Current Assets shall mean, on any date, the aggregate amount of all assets of the Borrower and its Subsidiaries, determined on a consolidated basis that would be classified as current assets at such date in accordance with Consistent Accounting Principles.

1.20 Consolidated Current Liabilities shall mean, on any date, the aggregate amount of all assets of the Borrower and its Subsidiaries, determined on a consolidated basis that would be classified as current liabilities at such date in accordance with Consistent Accounting Principles; provided, however, that the Revolver Loans will not be included in the calculation of Consolidated Current Liabilities.

1.21 Debt of any Person shall mean, without duplication:
(a)	All indebtedness of such Person for borrowed money;

(b)	All obligations of such Person for the deferred purchase price of property or services;

(c)	All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d)	All obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession and sale of such property);

(e)	All capitalized lease obligations;

(f)	All obligations, contingent or otherwise, of such Person under bankers acceptance, letter of credit or similar facilities;

(g)	All obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of (i) any capital stock of or other ownership or profit interest in such Person or any other Person; or (ii) any warrants, rights or options to acquire such capital stock;

(h)	All obligations of such Person in respect of any Risk Management Agreement (including Hedge Agreements and Swaps) or any gas balancing or gas purchase obligations as contemplated by Sections 9.18 and 9.19;

(i)	All Debt of others referred to in clauses (a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt; (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect thereof, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered); or (4) otherwise to assure the holder of such Debt against loss in respect thereof, and

(j)	All Debt referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts, contract rights or inventory) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

1.22 Default Rate shall mean the Maximum Rate.

1.23 EBITDA shall mean, for any period, the total of the following calculated for the Borrower and its Subsidiaries on a consolidated basis for such period (a) Adjusted Net Income; plus (b) income or franchise taxes actually paid and deducted in determining Adjusted Net Income; plus (c) Interest Expense deducted in determining Adjusted Net Income plus (d) all amounts attributable to depreciation and amortization expense deducted in determining Adjusted Net Income plus (e) any non-cash gains, losses or charges on any Hedge Agreement resulting from the requirements of SFAS 133 deducted in determining Adjusted Net Income.

1.24 Environmental Laws shall mean Laws, including without limitation federal, state or local Laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), including without limitation CERCLA, SARA, RCRA, HSWA, OPA, HMTA, TSCA and other Laws relating to (i) Polluting Substances or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.

1.25 ERISA shall mean the Federal Employee Retirement Income Security Act of 1974, as amended, together with all regulations and rulings promulgated with respect thereto.

1.26 ERISA Event shall mean (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a substantial employer as defined in Section 4001 (a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any over event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

1.27 Event of Default shall mean any of the events specified in Section 10.1, and Default shall mean any event, which together with any lapse of time or giving of any notice, or both, would constitute an Event of Default.

1.28 Governmental Authority shall include the country, the state, county, city and political subdivisions in which any Person or such Person’s property is located or which exercises valid jurisdiction over any such Person or such Person’s property, and any Tribunal of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person’s property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Borrower, any of its Subsidiaries, the Collateral, any of the Borrower’s or any of its Subsidiaries other properties, the Agent or any Bank.

1.29 Governmental Requirement shall mean any Law, or other directive or requirement (whether or not having the force of law), including, without limitation, environmental laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

1.30 Hedge Agreements shall mean interest rate Swap, cap or collar agreements, interest rate and/or oil and gas future or option contracts, currency Swap agreements, currency future or option contracts and other similar agreements. “Hedge Transaction” means a transaction pursuant to which the Borrower or any of its Subsidiaries hedge the price to be received by them for future production of its hydrocarbons, including price Swaps under which the Borrower or its Subsidiaries agree to pay a price for a specified amount of hydrocarbons determined by reference to a recognized market on a specified future date and the contracting party agrees to pay such the Borrower or its Subsidiaries a fixed price for the same or similar amount of hydrocarbons. “Prohibited Hedge Transactions” shall mean the obligations by the Borrower or any of its Subsidiaries of any collar or similar transaction by means of which the Borrower is obligated to such other Person to the transaction for increases in prices in excess of a fixed ceiling price for such production but only if and to the extent such fixed ceiling price is below the Revolving Credit Borrowing Base price criteria then being utilized by the Agent pursuant to its then applicable and current energy lending policies and procedures. “Bank Hedge Agreement” shall mean a Hedge Agreement entered into between any Loan Party and any Bank (or any Affiliate of any Bank). “Bank Hedge Transaction” shall mean a Hedge Transaction between any Loan Party and any Bank (or any Affiliate of any Bank).

1.31 Hereby, herein, hereof, hereunder and similar such terms shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.

1.32 HMTA shall mean the Hazardous Materials Transportation Act, as amended, together with all regulations and rulings promulgated with respect thereto.

1.33 HSWA shall mean the Hazardous and Solid Waste Amendments of 1984, as amended, together with all regulations and rulings promulgated with respect thereto.

1.34 Indebtedness shall mean any and all: (i) indebtedness, obligations and liabilities of the Borrower (or any Affiliate or Subsidiary of the Borrower) to the Agent or any Bank (or any Affiliate of any Bank) incurred or which may be incurred hereafter pursuant to the terms of this Agreement or any of the other Loan Documents, and any extensions, renewals, substitutions, amendments and increases in amounts thereof, including such amounts as may be evidenced by the Notes and all lawful interest thereon, all outstanding and unadvanced Letters of Credit, all amounts as may be payable under Bank Hedge Agreements or Bank Hedge Transactions, commitment arrangement fees, amendment fees, redetermination fees (Revolving Credit Borrowing Base), Letter of Credit issuance and fronting fees, and other charges, and all reasonable costs and expenses incurred by the Agent or any Bank (or any Affiliate of any Bank) in connection with the preparation, filing and recording of the Loan Documents, including attorneys fees; (ii) all reasonable costs and expenses, including attorneys’ fees, paid or incurred by the Agent or any Bank (or any Affiliate of any Bank) in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Indebtedness and in protecting and preserving the Agent’s or any Bank’s (or any Bank’s Affiliate’s) interest in the Indebtedness or any collateral or security for any Indebtedness in any bankruptcy or reorganization proceeding, including interest on all sums so expended by the Bank (or any Affiliate of Bank) accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; and (iii) sums expended by the Bank (or any Affiliate of Bank) in curing any Event of Default or Default of the Borrower (or any Affiliate or Subsidiary of the Borrower) under the terms of this Agreement, the other Loan Documents or any other security agreement or other writing evidencing or securing the payment of the Indebtedness described herein, including the Notes, the Letters of Credit and Bank Hedge Agreements, together with interest on all sums so expended by the Bank (or any Affiliate of Bank) accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate.

1.35 Indemnified Parties shall have the meaning assigned to such term in Section 12.10.

1.36 Indemnity Matters shall mean any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.

1.37 Initial Commitment shall mean, for all of the Banks, the obligation to make Revolver Loans up to the lesser of $2,600,000 or the Revolving Credit Borrowing Base and to acquire participations in the Letters of Credit issued under Section 2.13 on the Closing Date. The initial amount of each Bank’s Commitment is set forth on Schedule 1.37 hereto.

1.38 Interest Expense shall mean, for any period, the sum of the Borrower’s and its Subsidiaries’ (a) interest expense calculated without duplication on a consolidated basis for such period in accordance with Consistent Accounting Principles; plus (b) expenses paid under Risk Management Agreements during such period.

1.39 Laws shall mean all statutes, laws, ordinances, regulations, orders, rules, codes, permits, franchises, licenses, certificates, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

1.40 LC Commitment shall mean a facility sublimit for Letters of Credit Exposure not in excess of twenty percent (20%) of the Borrowing Base then in effect.

1.41 Letters of Credit shall mean any and all letters of credit now existing or hereafter issued by the Letter of Credit Issuer pursuant to the request of the Borrower in accordance with the provisions of Section 2.13.1 hereof which at any time remain outstanding and subject to draw by the beneficiary, whether in whole or in part.

1.42 Letter of Credit Exposure shall mean, at any date, the sum of (a) the aggregate face amount of all drafts that may then or thereafter be presented by beneficiaries under all Letters of Credit then outstanding, plus (b) the aggregate face amount of all drafts that the Letter of Credit Issuer has previously accepted under Letters of Credit but has not paid.

1.43 Letter of Credit Issuer shall mean, for any Letter of Credit, Citibank Texas, N.A. and its successors and assigns.

1.44 Libor or “Libor Rate” shall mean, at any time of determination, and subject to availability, the London Interbank Offered Rate paid in London on one month, three month, or six month dollar deposits, published by The Wall Street Journal (Southwest Edition) in its Money Rates column or a similar rate if such rate ceases to be published. Any change in the Libor Rate shall be effective as of the date of the change.

1.45 Libor Loan shall mean the loans for which the Borrower has elected to use Libor for interest rate computations.

1.46 Libor Period shall mean the Libor for one month, three month, or six month dollar deposits, as selected by the Borrower.

1.47 Lien shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction).

1.48 Line of Credit shall mean the lesser of (i) the Commitment Amount established by the Banks in favor of the Borrower (initially $2,600,000) subject to the Revolving Credit Borrowing Base (including redeterminations thereof and adjustments thereto) and the other limitations and conditions of this Agreement or (ii) $50,000,000.

1.49 Loan Documents shall mean, on any date, this Agreement, the Notes, the Security Instruments, Bank Hedge Agreements, and all other agreements relating to this Agreement entered into from time to time between the Borrower (or any or all of its Subsidiaries) and the Agent or any Bank (or any Affiliate of any Bank) and all other documents, letters-in-lieu, instruments, title reports, title opinions and certificates executed and delivered to the Agent by the Borrower (or any of its Subsidiaries or Affiliate) in connection with any of the foregoing, as from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

1.50 Loan Party shall mean the Borrower, the Borrower’s domestic Subsidiaries and any other Person who becomes a party to the Subsidiary Guaranty Agreement. As of the date of this Agreement, the Borrower, Tennessee Land & Mineral Corporation and Tengasco Pipeline Corporation are the only Loan Parties.

1.51 Material Adverse Effect shall mean any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, prospects or affairs of the Borrower and its Subsidiaries taken as a whole different from those reflected in the financial statements most recently delivered pursuant to Sections 6.8.1, 6.8.2 or 9.4 hereof, or from the facts represented or warranted in this Agreement or any Loan Document, or (ii) the ability of the Borrower and its Subsidiaries, taken as a whole, to carry out their business on and after the Closing Date or as proposed as of the Closing Date to be conducted or meet its obligations under the Loan Documents on a timely basis.

1.52 Maturity Date shall mean, unless a Note is sooner accelerated pursuant to Section 10.2 hereof, June 29, 2009.

1.53 Maximum Rate shall mean at any particular in question, the maximum rate of interest which under applicable law may then be charged. If such maximum rate changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to the Borrower from time to time as the effective date of each change in such maximum rate period.

1.54 Mineral Interests shall mean rights, estates, titles, and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interest, production payment, net profits interests, oil and gas fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Laws, which now or hereafter include all or any part of the foregoing.

1.55 Mortgaged Property or Mortgaged Properties shall have the meaning ascribed thereto in Section 3.2. 1.56 Mortgages shall have the meaning ascribed thereto in Section 4.1.

1.57 Notes collectively shall mean the Notes, as described and defined in Article II, together with each and every extension, renewal, modification, replacement, substitution and change in form thereof which may be from time to time and for any term or terms effected.

1.58 OPA shall mean the Oil Pollution Act of 1990, as amended, together with all regulations and rulings promulgated with respect thereto.

1.59 Permitted Liens shall mean the Liens permitted in accordance with the provisions of Section 7.1.

1.60 Person shall mean and include an individual, a partnership, a limited partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, agency or political subdivision thereof.

1.61 Plan shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Borrower or any ERISA Affiliate.

1.62 Polluting Substances shall mean all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in CERCLA/SARA, RCRA/FISWA and in the HMTA; provided, in the event either CERCLA/SARA, RCRA/HSWA or HMTA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided further, to the extent that the Laws of any State or other Tribunal establish a meaning for hazardous substance, hazardous waste, hazardous material, solid waste or toxic substance which is broader than that specified in CERCLA/SARA, RCRA/HSWA, or HMTA, such broader meaning shall apply.

1.63 Pro Rata Portion shall mean, with respect to each Bank, the percentage of its Commitment to the aggregate Commitment of all Banks or, if all of the Commitments hereunder have been terminated, the percentage of the Revolver Loans and participations in Letters of Credit outstanding held by such Bank compared to the aggregate of all Revolver Loans and participations in Letters of Credit outstanding hereunder.

1.64 RCRA shall mean the Resource Conservation and Recovery Act of 1976, as amended, together with all regulations and rulings promulgated with respect thereto.

1.65 Regulatory Change shall mean, with respect to any Bank, any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of Bank (including such Bank) of or under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

1.66 Reserve Report shall mean a report, in form and substance satisfactory to the Agent, setting forth, effective as of each December 31 (and to be delivered to the Agent no later than each February 1) and setting forth, effective as of each June 30 (and delivered to the Agent no later than each August 1), and/or such other date in the event of an unscheduled additional redetermination; (i) the oil and gas reserves attributable to Collateral together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date (including without limitation an assessment of the effect of any Risk Management Agreements or fixed price sales contracts with investment grade counterparts or purchases), based upon the pricing assumptions consistent with the Agent’s then applicable energy lending policies pricing guidelines at the time, (ii) hydrocarbon prices, escalation rates, discount rate assumptions, and any other economic assumptions, and (ii) such other information as the Agent or any Bank may reasonably request.

1.67 Responsible Officer shall mean the chief executive officer, chief operating officer, president, chief financial officer or managing director of the Borrower. Unless otherwise specified, all references to a Responsible Officer shall mean Jeffrey R. Bailey.

1.68 Revolver Loans shall mean the advances to the Borrower described in Section 2.1, including the sum of unfunded, outstanding Letters of Credit issued pursuant to Article II.

1.69 Revolving Credit Borrowing Base shall mean, as of the date of determination thereof, an amount as determined by the Agent in its discretion in accordance with then-current practices, economic and pricing parameters, and customary procedures and standards established by the Agent from time to time for its petroleum industry customers including without limitation (a) an analysis of such reserve and production data with respect to the Mineral Interests of the Borrower in all of its oil and gas properties, including the Mortgaged Properties, as provided to the Agent in accordance herewith, (b) an analysis of the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrower and its Affiliates, and (c) such other credit factors consistently applied as the Agent customarily considers in evaluating similar oil and gas credits. The Revolving Credit Borrowing Base shall initially be $2,600,000.

1.70 Required Banks shall mean at any time while no Revolver Loans are outstanding, Banks having at least 75% of the aggregate amount of the Commitments and, at any time while Revolver Loans are outstanding, Banks holding at least 75% percent of the outstanding aggregate principal amount of the Revolver Loans.

1.71 Risk Management Agreements shall mean any commodity, interest rate or currency Swap, rate cap, rate floor, rate collar, forward agreement or other exchange, price or rate protection agreements or any option with respect to any such transaction.

1.72 SARA shall mean the Superfund Amendments and Reauthorization Act of 1987, as amended, together with all regulations and rulings promulgated with respect thereto.

1.73 Security Instruments shall mean the Mortgages, and all other financing statements, mortgages, assignments, security agreements, documents or writings of any and all amendments and supplements thereto, granting, conveying, assigning, transferring or in any manner providing the Agent, for the benefit of the Banks, with a security interest or mortgage lien in any property as security for the repayment of all or any part of the Indebtedness.

1.74 Subsidiary shall mean (i) any corporation, at least 50% of the total combined voting power of all classes of Voting Stock of which shall, at the time as of which any determination is being made, be owned by the Borrower either directly or through Subsidiaries, and (ii) any partnership, joint venture or similar entity if at least a 50% interest in the profits or capital thereof is owned by the Borrower, either directly or through Subsidiaries.

1.75 Subsidiary Guaranty Agreement shall mean that certain Subsidiary Guaranty Agreement dated June 29, 2006 executed by the domestic Subsidiaries of the Borrower in favor of the Agent for the benefit of the Banks.

1.76 Swaps shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligations under any Swap shall be the amount determined in respect thereof as of the end of then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

1.77 Taxes shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.

1.78 Termination Event shall mean (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Borrower or any of their ERISA Affiliates from a Plan during a plan year in which it was a substantial employer as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

1.79 Tribunal shall mean any municipal, state, commonwealth, Federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

1.80 TSCA shall mean the Toxic Substances Control Act, as amended, together with all regulations and rulings promulgated with respect thereto.

1.81 Wholly-Owned shall mean, as applied to any Subsidiary of any Person, a Subsidiary at least 98% (by vote or value) of the outstanding equity interests (other than directors’ qualifying shares, if required by law) of all classes, taken together as a whole, of which are at the time owned by such Person or by one or more of its Wholly-Owned Subsidiaries or by such person and one or more of the Wholly-Owned Subsidiaries.

1.82 Accounting Principles, Terms and Determinations. All references in this Agreement to Consistent Accounting Principles shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with Consistent Accounting Principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.8.2 or, if no such statements have been so delivered, the most recent audited financial statements referred to in Section 9.4 hereof.

1.83 Other Definitional Provisions. References to Sections, subsections, Exhibits and Schedules shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Article I may, unless the content otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words including, includes and include shall be deemed to be followed by the words without limitation; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

ARTICLE II

LOANS

2.1 Revolver Loans. Upon the terms and subject to the conditions hereinafter set forth, each Bank agrees to make revolver loans, and the Letter of Credit Issuer agrees to issue Letters of Credit, from time to time on or after the Closing Date to the Borrower (“Revolver Loans”), the unpaid principal balance of which Revolver Loans is due and payable at maturity on the Maturity Date. The outstanding amount shall not exceed the lesser of (i) $50,000,000 (including without limitation, draws on Letters of Credit issued hereunder), or (ii) the Commitment Amount (initially limited to the Initial Commitment of $2,600,000), or (iii) the Revolving Credit Borrowing Base, as redetermined pursuant to Section 3.2 hereof.

        Each Revolver Loan requested by the Borrower from the Banks from the Closing Date until the Revolver Maturity Date shall (i) be requested in writing by a Responsible Officer of the Borrower on the Revolver Loan Authorization Form (a copy of which is annexed hereto as Schedule 2.1) which shall be delivered to the Agent prior to the close of such Business Day on which the Revolver Loan is being requested and by no later than 10:00 a.m. (applicable current time in Dallas, Texas) at least one (1) Business Day for any Revolver Loan (other than a Libor Loan) prior to the date upon which each loan advance is to be made, (ii) be in the amount of $10,000 and in whole multiples of $5,000 for any amounts in excess of $10,000 (unless the amount then available to borrow is less than the foregoing stated amounts, in which event an advance may be made in the amount available); (iii) not cause the aggregate outstanding and unpaid principal amount of all of the Notes to exceed the lesser of the aggregate Commitment Amount of all of the Banks or the Revolving Credit Borrowing Base; (iv) not cause the outstanding and unpaid principal amount of the Note payable to a Bank to exceed the lesser of the Commitment Amount of such Bank or such Bank’s Pro Rata Portion of the Revolving Credit Borrowing Base and (v) be advanced by the Banks on the applicable date, provided the request is timely made in accordance with this Section 2.1 hereof and all other conditions of funding are met. Promptly following its receipt of a Revolver Loan Authorization Form in accordance with this Section, the Agent shall advise each Bank of the details thereof and of the amount of such Bank’s Revolver Loan to be made as a part of the requested advance. The Borrower may reborrow subject to the limitations and conditions for the Revolver Loans contained herein. All advances made by the Banks on the Notes (including the payment of drafts drawn on Letters of Credit) and all payments or prepayments of principal and interest thereon made by the Borrower shall be recorded by the Agent in its records, and the aggregate unpaid principal amount so recorded shall be prima facie evidence of the principal amount owing and unpaid on the Notes. The failure to so record shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Notes to repay the principal amount of each Revolver Loan together with all interest accrued thereon.

2.2 Notes. On the Closing Date, the Borrower shall execute and deliver to the order of each Bank a promissory note in the original principal amount of such Bank’s Commitment, the form of which is annexed hereto as Exhibit A, and hereby made a part hereof (hereinafter referred to as the “Notes”). The Notes shall be dated as of the Closing Date, and shall provide for monthly interest payments due on the last day of every month, or the next business day if the due date falls on a weekend or holiday, commencing July 31, 2006. The unpaid and outstanding principal balance of the Notes, together with accrued but unpaid interest thereon, shall be due and payable in full at the Maturity Date. The Notes shall bear interest on unpaid balances of principal from time to time outstanding and on any past due interest at a variable annual interest rate determined pursuant to Section 2.9 hereof, but in no event at a rate greater than permitted by applicable law. All payments received shall be applied first to accrued interest and then to the outstanding principal amount owing on the Notes. All payments and prepayments shall be made in lawful money of the United States of America. Any payments or prepayments on the Notes received by the Agent after 12:00 noon (applicable current time in Dallas, Texas) shall be deemed to have been made on the next succeeding Business Day. After maturity (whether by acceleration or otherwise) the Notes shall bear interest at the Default Rate, payable on demand.

2.3 Proceeds of Loans/Expiration of Commitment.

(a)	Proceeds of the Revolver Loans shall be used only for the purposes of (i) funding the Borrower’s acquisition and/or development of certain oil and gas reserves; (ii) the issuance of Letters of Credit; (iii) working capital and general corporate purposes; (iv) refinancing or the existing Debt; and (v) to repurchase from Hoactzin Partners, L.P. (“Participant”) such rights, interests and obligations to drill the final six wells of that certain twelve well drilling program on the Borrower’s properties in Kansas (as more particularly described in that Amendment to Drilling Program dated October 3, 2005 between Participant and the Borrower) (such rights, interests and obligations are hereinafter referred to as the “Drilling Program Interests”) on the Closing Date for cash consideration not to exceed $1,800,000, all subject to the Revolving Credit Borrowing Base and the Commitment Amount.

(b)	Unless the Commitments shall be sooner terminated pursuant to the provisions of this Agreement or the other Loan Documents, the Commitments shall automatically extinguish on the Maturity Date.

2.4 Responsible Officer. A Responsible Officer may, from time to time, notify the Agent in writing of a change in the Responsible Officers. From and after the Agent’s receipt of such written notice, the Agent may rely on any such request or certificate purportedly signed by any individual who has been so designated as a Responsible Officer pursuant to this Agreement unless or until it receives written notice from a Responsible Officer of the deletion of a Responsible Officer.

2.5 Revolving Credit Borrowing Base. The Borrower will not request, nor will it accept, the proceeds of any Revolver Loan or advance under the Notes (or the issuance of any Letter of Credit) at any time when the amount thereof, together with the sum of the unpaid principal amount of the Notes plus the unfunded portion of all Letters of Credit outstanding or requested by the Borrower to be issued by Letter of Credit Issuer on behalf of or for the account of the Borrower, at the time of such borrowing base calculation, exceeds the least of (a) the Revolving Credit Borrowing Base in effect at that time, all in accordance with the provisions of Article III (including redetermination thereof), (b) the Commitment Amount, or (c) $50,000,000.

2.6 Variance from Revolving Credit Borrowing Base. Any Loan shall be conclusively presumed to have been made to the Borrower by the Banks under the terms and provisions hereof and shall be secured by all of the Collateral and security described or referred to herein or in the Security Instruments, whether or not such loan conforms in all respects to the terms and provisions hereof. If the Banks should (for the convenience of the Borrower or for any other reason) make loans or advances or issue Letters of Credit which would cause the sum of the aggregate unpaid principal amount of the Notes plus the unfunded portion of Letters of Credit outstanding hereunder to exceed the amount of the Revolving Credit Borrowing Base or the Commitment Amount, no such variance, change or departure shall prevent any such loan or loans from being secured by the Collateral and security created or intended to be created herein or in the Security Instruments. The Revolving Credit Borrowing Base shall not in any manner limit the extent or scope of the Collateral and security granted for the repayment of the Notes and Letters of Credit (or any other Indebtedness) or limit the amount of indebtedness under the Notes or Letters of Credit (or any other Indebtedness) to be secured. If the Agent should make an Revolver Loan as described in this Section, the Banks shall be deemed, without further action by any party, to have unconditionally and irrevocably purchased from the Agent without recourse or warranty, an undivided interest and participation in such Revolver Loan in proportion to its Pro Rata Portion. From and after the date, if any, a Bank is required to fund its participation in any such Revolver Loan, the Agent shall promptly distribute to such Bank, its Pro Rata Portion of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such advance.

2.7 Mandatory Prepayments. The Borrower shall make mandatory prepayments from time to time on the Notes as required by Sections 3.3 and 3.4 hereof.

2.8 Fees.

2.8.1 Redetermination Fee. If at any time the Banks agree to increase the Revolving Credit Borrowing Base, the Borrower shall promptly (and in any event within 2 Business Days after it receives written notification from the Banks of such increase in the Revolving Credit Borrowing Base) pay to the Agent, for the ratable benefit of each Bank, a nonrefundable fee equal to one-half of one percent (0.50%) of the increase in the Revolving Credit Borrowing Base as described in Section 3.2 or Section 3.4.

2.8.2 Commitment Fee. In addition to interest on the Notes as provided herein, and to compensate the Banks for maintaining funds available, the Borrower shall pay to the Agent for the account of each Bank a commitment fee, which shall accrue at the Applicable Margin on the average daily amount of the available Commitment of such Bank during the period from and including the Closing Date to but excluding the date on which the Banks’ Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of each fiscal quarter, commencing September 30, 2006, and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.

2.9 Interest Rates.

2.9.1 Interest Prior to Maturity. Subject to the provisions and limitations hereof, each Revolver Loan advance hereunder shall accrue interest at: (i) the Applicable Prime Rate plus the Applicable Margin or (ii) the Libor Rate plus the Applicable Margin. The Borrower shall notify the Agent in writing of the Borrower’s choice of interest rate on a particular advance simultaneously with requesting such advance. The Borrower may elect to have interest accrue at Libor plus the Applicable Margin as to any new or then outstanding Revolver Loans provided (x) there is then no Default or Event of Default, unless such Default or Event of Default has been waived in writing by the Agent, and (y) the Borrower have so advised the Agent of its election to use Libor and the Libor Period selected no later than three (3) Business Days prior to the proposed borrowing or, in the case of a Libor election with respect to a then outstanding Revolver Loan, three (3) Business Days prior to the conversion of any then outstanding Revolver Loans to Libor Loans and (z) the election and Libor shall be effective, provided, there is then no unwaived Default or Event of Default, on the fourth Business Day following said notice. No more than five (5) Libor Loans may be outstanding at any time. If no such election is timely made or can be made, then the Agent shall use the Applicable Prime Rate plus the Applicable Margin to compute interest. Interest accruing at the Applicable Prime Rate shall be calculated based on a calendar year of 365 days but assessed for the actual number of days elapsed during each accrual period. Interest accruing at the Libor Rate shall be calculated based on a calendar year of 360 days but assessed for the actual number of days elapsed during each accrual period

2.9.2 Interest After Maturity. After the principal amount of any of the Revolver Loans outstanding shall have become past due (by acceleration or past the stated maturity date), such Loans shall bear interest for each day until paid (before and after judgment) at the Default Rate.

2.10 Prepayments. Subject to the provisions of Section 2.11 hereof, the Borrower shall have the right at its option, from time to time, to prepay the Revolver Loans in whole or part without premium or penalty at any time but subject to any costs under Section 2.19. In connection with any prepayment permitted hereby, the Borrower shall provide the Agent and each Bank with the date, which shall be a Business Day, on which the proposed prepayment is to be made; and the aggregate principal amount of such partial prepayment of a Revolver Loan advance, which shall be an integral multiple of $100,000.

2.11 Interest Payments Dates. Interest on all of the Revolver Loans advances shall be due and payable on the last day of every month, or the next business day if the due date falls on a weekend or holiday, commencing July 31, 2006. After maturity of the Notes (by acceleration or otherwise), interest thereon shall be due and payable on demand.

2.12 Payments; Settlement.

2.12.1 Payments From the Borrower. All payments to be made in respect of principal, interest or other amounts due from the Borrower hereunder or under the Notes shall be payable to the Agent for the account of the Banks at 10:00 a.m., Central Time in Dallas, Texas, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue if not timely paid within applicable grace or curative periods herein specified. Such payments shall be made to the Agent for the account of the Banks at its Dallas, Texas main banking office in U.S. Dollars in funds immediately available at such office without set off, counterclaim or other deduction of any nature. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) interest or any other amounts due from the Borrower hereunder or under the Notes (excluding overdue principal, which shall bear interest as described in Section 2.9.2 hereof, but including interest payable under this Section 2.12), such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at the Default Rate.

2.12.2 Payments from/to Banks. Each Bank shall make each Revolver Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m. Dallas, Texas time to the account of the Agent most recently designated by the Agent for such purpose by notice to the Banks in an amount equal to such Bank’s Pro Rata Portion. Each payment received by the Agent under this Agreement or any other Loan Document for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank’s applicable lending office.

2.12.3 Full Payment. All outstanding principal and accrued but unpaid interest on the Notes shall be due and payable at the Maturity Date.

2.13 Letters of Credit.

2.13.1 Letters of Credit. Upon the Borrower’s application from time to time by use of the Letter of Credit Issuer’s standard form Letter of Credit Application Agreement and subject to the terms and provisions therein and herein set forth, the Letter of Credit Issuer agrees to issue Letters of Credit on behalf of the Borrower under the Commitment in an aggregate unfunded amount not in excess of the LC Commitment; provided that (i) all Letters of Credit issued on behalf of or on the account of the Borrower shall have a term of not more than one (1) year, and (ii) no Letter of Credit shall have an expiry date that is later than five (5) days before the Maturity Date, and (iii) no Letter of Credit will be issued on behalf of or for the account of the Borrower if at the time of issuance the outstanding amount of all unpaid Revolver Loan advances (including the aggregate outstanding and unfunded amount of unexpired Letters of Credit then existing) under the aggregate Commitment as evidenced by the Notes plus the maximum amount of such Letter of Credit then being requested would exceed the lesser of (i) the Revolving Credit Borrowing Base, or (ii) the aggregate Commitment Amount. If any letter of credit is drawn upon at any time, each amount drawn, whether a full or partial draw thereon, shall be automatically reflected as an advance on the Notes effective as of the date of the Letter of Credit Issuer’s honoring the sight draft. In consideration of the Letter of Credit Issuer’s agreement to issue standby letters of credit hereunder, the Borrower agrees to pay to the Letter of Credit Issuer, a fronting fee which shall accrue at a rate equal to one-eighth of one percent (0.125%) per annum of the average daily amount of the Letter of Credit Exposure. The Borrower agrees to pay to the Agent for the account of each Revolving Bank a participation fee with respect to its participations in Letters of Credit under Section 2.13.5, which shall accrue at the same Applicable Margin as interest on Libor Loans on the average daily amount of such Bank’s LC  Exposure (excluding any portion thereof attributable to unreimbursed disbursements under Letters of Credit) during the period from and including the Closing Date to but excluding the later of the date on which such Bank’s Commitment terminates and the date on which such Bank ceases to have any LC Exposure. Such fronting fees and participation fees shall be due quarterly in arrears as of the last day of each calendar quarter, commencing September 30, 2006, calculated on the basis of a 360-day year.

2.13.2 Presentation. The Letter of Credit Issuer may accept or pay any draft presented to it, regardless of when drawn and whether or not negotiated, if such draft, the other required documents and any transmittal advice required under the Letter of Credit and appearing to be in compliance with the terms thereof are presented to the Letter of Credit Issuer and dated on or before the expiration date of the Letter of Credit under which such draft is drawn. Except insofar as instructions actually received may be given by the Borrower in writing expressly to the contrary with regard to, and prior to, the Letter of Credit Issuer’s issuance of any Letter of Credit for the account of the Borrower and such contrary instructions are reflected in such Letter of Credit, to the maximum extent permitted by law the Letter of Credit Issuer may honor as complying with the terms of the Letter of Credit and with this Agreement any drafts or other documents otherwise in order signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for benefit of creditors, liquidator, receiver or other legal representative of the party authorized under such Letter of Credit to draw or issue such drafts or other documents.

2.13.3 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Letter of Credit Issuer (the “Uniform Customs and Practice”), shall be binding on the Borrower and the Letter of Credit Issuer except to the extent otherwise provided herein, in any Letter of Credit or in any other Loan Document. Anything in the Uniform Customs and Practice to the contrary notwithstanding:

(a)	Neither the Borrower nor any beneficiary of any Letter of Credit shall be deemed an agent of any Letter of Credit Issuer.

(b)	With respect to each Letter of Credit, neither any Letter of Credit Issuer nor its correspondents shall be responsible, except to the extent required by law, for or shall have any duty to ascertain:

(i)	the genuineness of any signature;

(ii)	the validity, form, sufficiency, accuracy, genuineness or legal effect of any endorsements;

(iii)	delay in giving, or failure to give, notice of arrival, notice of refusal of documents or of discrepancies in respect of which any Letter of Credit Issuer refuses the documents or any other notice, demand or protest;

(iv)	the performance by any beneficiary under any Letter of Credit of such beneficiary’s obligations to the Borrower;

(v)	inaccuracy in any notice received by the Letter of Credit Issuer;

(vi)	the validity, form, sufficiency, accuracy, genuineness or legal effect of any instrument, draft, certificate or other document required by such Letter of Credit to be presented before payment of a draft, or the office held by or the authority of any Person signing any of the same; or

(vii)	failure of any instrument to bear any reference or adequate reference to such Letter of Credit, or failure of any Person to note the amount of any instrument on the reverse of such Letter of Credit or to surrender such Letter of Credit or to forward documents in the manner required by such Letter of Credit.

(c)	In the event of any conflict between the provisions of this Agreement and the Uniform Customs and Practice and Article 5 of the Uniform Commercial Code, the provisions of this Agreement shall govern to the maximum extent permitted by applicable law.

2.13.4 Modification, Consent. If the Borrower requests or consents in writing to any modification or extension of any Letter of Credit, or waives any failure of any draft, certificate or other document to comply with the terms of such Letter of Credit, and if the Letter of Credit Issuer consents thereto, the Letter of Credit Issuer shall be entitled to rely on such request, consent or waiver. This Agreement shall be binding upon the Borrower with respect to such Letter of Credit as so modified or extended, and with respect to any action taken or omitted by such Letter of Credit Issuer pursuant to any such request, consent or waiver.

2.13.5 Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Letter of Credit Issuer or the Banks, the Letter of Credit Issuer hereby grants to each Bank, and each Bank hereby acquires from the Letter of Credit Issuer, a participation in such Letter of Credit equal to such Bank’s Pro Rata Portion of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Letter of Credit Issuer, such Bank’s Pro Rata Portion of each disbursement under a Letter of Credit made by the Letter of Credit Issuer and not reimbursed by the Borrower on the date due as provided in this Section 2.13, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

2.14 Increased Costs. If, due to either (a) the introduction of or any change in or in the interpretation of any law or regulation or (b) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to, or reduction in amounts receivable by any Bank, or in connection with any Bank of agreeing to make or making, funding or maintaining any Note, then the Borrower shall from time to time, upon demand by the effected Bank, pay to such Bank, additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent, shall be conclusive and binding for all purposes, absent manifest error.

2.15 Capital Adequacy. If (a) the introduction of or any change in or in the interpretation of any law or regulation, (b) compliance with any law or regulation, or (c) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Bank or any corporation controlling any Bank and such Bank reasonably determines that such amount is based upon the existence of such Bank’s Commitment hereunder or its Revolver Loans evidenced by the Note payable to it and other loans of this type, then, upon demand by such Bank, the Borrower shall pay to such Bank, from time to time as specified by the Agreement, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of the Revolver Loans payable to it. A certificate as to such amounts submitted to the Borrower and the Agent shall be conclusive and binding for all purposes, absent manifest error.

2.16 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each Revolver Loan shall be made by the Banks under Section 2.1, each payment of fees under Section 2.8 and Section 2.13 shall be made for the account of the Banks, and each termination or reduction of the Commitments hereunder shall be applied to the Commitments of the Banks, pro rata according each Bank’s Pro Rata Portion, and (b) each payment and prepayment of principal of or interest on Revolver Loans by the Borrower shall be made to the Agent for the account of the Banks holding Revolver Loans pro rata in accordance each Bank’s Pro Rata Portion of the unpaid principal amounts of such Revolver Loans held by such Banks.

2.17 Sharing of Payments, etc. If a Bank shall obtain payment of any principal of or interest on any of the Indebtedness due to such Bank hereunder through the exercise of any right of set off, banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Banks participations in the Indebtedness held by the other Banks in such amounts, and make such adjustments from time to time as shall be equitable to the end that all the Banks shall share pro rata in accordance with the unpaid principal and interest on the Indebtedness then due to each of them. To such end, all of the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in the Indebtedness by the other Banks may exercise all rights of set-off, banker’s lien, counterclaim, or similar rights with respect to such participation as fully as if such Bank were a direct holder of Indebtedness to the Borrower in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

2.18 Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Borrower (the “Payor”) prior to the date on which such Bank is to make payment to the Agent of the proceeds of a Revolver Loan to be made by it hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such period.

2.19 Breakage Costs. The Borrower shall pay to the Banks such amount or amounts as shall compensate the Banks or their participants, if any, for any loss, costs or expenses incurred by the Banks or their participants if any (as reasonably determined by the Banks or their participants) as a result of: (a) any payment or prepayment on a date other than the last day of a Libor Period for such Libor Loan, or (b) any failure of the Borrower to borrow a Libor Loan on the date for such borrowing specified in the relevant notice; such compensation to include, without limitation, an amount equal to any loss or expense suffered by the Banks or their participants if any, during the period from the date of receipt of such payment or prepayment or the date of such failure to borrow to the last day of such Libor Period if the rate of interest obtained by the Banks or their participants if any, upon the reemployment of an amount of funds equal to the amount of such payment, prepayment or failure to borrow is less than the rate of interest applicable to such Libor Loan for such Libor Period. The determination by the Banks or their participants, if any, of the amount of any such loss or expense, when set forth in a written notice to the Borrower, containing the calculations thereof in reasonable detail, shall constitute prima facie evidence thereof.

ARTICLE III

REVOLVING CREDIT BORROWING BASE

3.1 Initial Revolving Credit Borrowing Base. Until further determination by the Agent pursuant to the semiannual determinations of Section 3.2(a) below or otherwise pursuant to Section 3.4 hereof, the Agent, each Bank and the Borrower agrees and stipulates that the initial Revolving Credit Borrowing Base is $2,600,000, subject to the conditions precedent required by the provisions of Article V hereof.

3.2 Revolving Credit Borrowing Base Determination.

(a)	The Borrower shall deliver to the Agent, at the Borrower’s cost, by each February 1 and August 1, commencing August 1, 2006, a Reserve Report. The Reserve Report required to be furnished by the Borrower to the Agent no later than February 1 of each year shall be prepared by an Approved Engineer. The Reserve Report required to be furnished by the Borrower to the Agent no later than August 1 of each year may be prepared by Borrower’s in–house engineering staff. Each Reserve Report shall be accompanied by such other information as shall be requested by the Agent in order for the Agent to make its determination of the Revolving Credit Borrowing Base, and by a certificate of the Borrower certifying that the Borrower has good and defensible title to the Mortgaged Property interest valued and that payments are being received from purchasers of production with respect to said interests. At any time within thirty (30) days of the receipt of such information and in no event later than each March 1 and September 1 (commencing September 1, 2006) (the “Semiannual Borrowing Base Redetermination Dates”), the Agent shall make a determination of the present worth, using such pricing and discount factor as it deems appropriate pursuant to the Agent’s then applicable energy lending policies and procedures, of the future net revenue estimated thereby to be received by the Borrower from production from the Mortgaged Property so evaluated, multiplied by a percentage determined by the Agent to be appropriate on the basis of the Agent’s then applicable energy lending criteria and otherwise consistent with the standards set forth in the definition of Revolving Credit Borrowing Base in Article I. By each Semiannual Borrowing Base Redetermination Date, the Agent shall report in writing to the Borrower and each Bank its determination of the Revolving Credit Borrowing Base, which shall in no event exceed the lesser of then applicable Commitment Amount or $50,000,000.

Any redetermination of the Revolving Credit Borrowing Base shall not be in effect until written notice thereof is received by the Borrower. The good faith determinations of the Agent in all such respects shall be conclusive.

(b)	The term “Mortgaged Property” or “Mortgaged Properties” shall refer only to such properties of the Loan Parties covered by the Mortgages (or a supplemental or amended mortgage or deed of trust, duly executed, acknowledged and delivered by the Borrower to the Agent in form satisfactory to counsel for the Agent) and which properties are, at the time:

(i)	particularly and adequately described under the Mortgages or other supplemental or amended mortgage and deed of trust as security for the Indebtedness evidenced by the Notes;

(ii)	completed or developed (in the case of Mineral Interests) to the extent that value is being assigned to them by the Agent in connection with its evaluation of the Revolving Credit Borrowing Base and the Agent has determined that such properties are capable of producing oil or gas in commercial quantities; and

(iii)	approved as to title to the satisfaction of the Agent, including Title Reports acceptable to the Agent as contemplated by the provisions of Section 5.1(h).

(c)	The Revolving Credit Borrowing Base (initially $2,600,000) shall remain in effect until September 1, 2006, or as otherwise changed by written agreement between the Borrower, the Banks and the Agent pursuant to the procedures established herein.

3.3 Revolving Credit Borrowing Base Deficiency. Should the unpaid outstanding principal balance of the Notes, together with the unfunded portion of all outstanding and requested Letters of Credit, at any time be greater than the Revolving Credit Borrowing Base in effect at such time (a “Borrowing Base Deficiency”), the Agent shall notify the Borrower in writing of the deficiency. Within ten (10) days from and after the date of any such deficiency notice, the Borrower shall notify the Agent and the Banks in writing of its election to select any of the following (including any combination thereof acceptable to the Agent and the Required Banks):

(a)	Make a prepayment upon the Notes in an amount sufficient to reduce the unpaid principal amount of the Notes, when added to the unfunded portion of all outstanding and requested Letters of Credit, to an amount equal to or less than the amount of the Revolving Credit Borrowing Base;

(b)	Make mandatory equal monthly principal prepayments on the Notes due on the next three (3) successive monthly installment due dates on the Notes equal in an aggregate amount that will reduce the outstanding principal balance of the Notes, when added to the unfunded portion of all outstanding and requested Letters of Credit, to the projected Revolving Credit Borrowing Base as of the next immediate semi-annual redetermination thereof in accordance with the provisions of Section 3.2(a) hereof, together with interest on such excess amount at the Default Rate.

(c)	Execute and deliver to the Agent one or more supplemental mortgages, deeds of trust, security agreements or pledges encumbering such other collateral or assets in form, substance and value satisfactory to the Agent and its counsel as additional security for the Notes (and all other Indebtedness) to the extent such collateral or properties are acceptable to the Agent and of such value, as determined by the Agent, that the Revolving Credit Borrowing Base will be increased to an amount equal to or greater than the sum of the unpaid principal balance of the Notes plus the unfunded portion of all outstanding Letters of Credit.

If the Borrower shall have elected to make a prepayment on the Notes under Section 3.3(a) hereof, such prepayment shall be due within five (5) Business Days after the Borrower shall have notified the Agent of such election. If the Borrower shall elect to make three (3) equal monthly principal prepayments on the Notes due to the Banks under Section 3.3(b) hereof, the Agent shall roll forward its then most current engineering determination and determine the projected Revolving Credit Borrowing Base for the next successive semiannual determination date (either March 1 or September 1 as the case may be), or such other semiannual determination date for the Revolving Credit Borrowing Base as may be effected in accordance with the provisions of Section 3.2 hereof. If the Borrower shall elect to execute and deliver one or more supplemental mortgages, deeds of trust and/or pledges to the Agent under Section 3.3(c) hereof, the Borrower shall provide the Agent with descriptions of the additional properties to be mortgaged (together with any title opinions, current valuations and engineering reports applicable thereto which may be requested by the Agent) at the time of the Borrower’s notice of such election and shall execute, acknowledge and deliver to the Agent the appropriate supplemental mortgages, deeds of trust and/or pledges within three (3) Business Days after such collateral documents shall be tendered to the Borrower by the Agent for execution, all in compliance with the provisions of clauses (i), (ii) and (iii) of Section 3.2(b) above.

3.4 Additional Redeterminations.

3.4.1 Asset Dispositions. The sale, assignment or other disposition by the Borrower of Mortgaged Properties (with the Agent’s prior written consent) shall constitute an automatic reduction of the Revolving Credit Borrowing Base by the greater of (i) the net of such gross sales price amount minus any expenses and taxes directly attributable thereto or (ii) then applicable Revolving Credit Borrowing Base valuation assigned thereto, and any resultant deficiency therein shall be cured by a single lump sum cash payment pursuant to Section 3.3(a) hereof.

3.4.2 Redeterminations on the Request of the Agent or Required Banks. The Agent may (or at the direction of the Required Banks shall) from time to time upon thirty (30) days prior written notice to the Borrower, initiate and make additional unscheduled redeterminations of the Revolving Credit Borrowing Base during any consecutive twelve (12) month period. Such additional unscheduled redeterminations initiated at the Agent’s request shall be at the Borrower’s sole cost. In such instance, the Agent shall specify in writing to the Borrower the date on which the Borrower is to furnish its Reserve Report in accordance with Section 3.2(a) and the date on which such additional redetermination is to occur.

3.4.3 Redeterminations on the Request of the Borrower. The Borrower may from time to time request additional redeterminations of the Revolving Credit Borrowing Base; provided that each request by the Borrower for an unscheduled redetermination of the Revolving Credit Borrowing Base (a) shall be at the sole cost of the Borrower, (b) shall result in the Borrower’s payment of reasonable third party engineering fees and expenses to the Agent for each such additional unscheduled redetermination request; and (c) shall only occur once between each Scheduled Borrowing Base Redetermination Dates set forth in Section 3.2.

In the event of an additional unscheduled redetermination pursuant to this Section 3.4, the methodology, manner, time and condition of such redetermination shall be in accordance with the terms, provisions and conditions of Section 3.2(a) and the standards set forth in the definition of Revolving Credit Borrowing Base in Article I.

ARTICLE IV

COLLATERAL

4.1 Collateral. The repayment of the Indebtedness shall be secured by (a) mortgages, deeds of trust, security agreements, financing statements and assignments (with power of sale) for each of the Mortgaged Properties dated as of the Closing Date, each in form and substance satisfactory to the Agent, and executed by the applicable Loan Parties (the “Mortgages”) and (b) a pledge of all of the outstanding capital stock or partnership interests of all existing and future Subsidiaries (if any) (the collateral described in this Section 4.1, Section 4.2 and in any other Security Instrument being collectively referred to as the “Collateral”). Upon request of the Agent, the Loan Parties shall promptly execute and deliver to the Agent such assignments, security agreements, agreements, consents, waivers, financing statements, mortgages, stock powers and other documents, as may be deemed necessary or advisable by the Agent to secure or perfect its security interest in the Collateral, including without limitation any pipeline owned or operated by Tengasco Pipeline Corporation.

4.2 Grant of Security Interest. As collateral security for the prompt payment and performance in full when due of the Indebtedness (whether at stated maturity, by acceleration or otherwise), the Borrower hereby pledges and assigns to the Agent, for the benefit of the Banks, and grants to the Agent a continuing lien on and security interest in, all of the Borrower’s right, title and interest in and to the following, whether now owned or hereafter arising or acquired and wherever located:

4.2.1 all capital stock, membership interests, general and limited partnership interests and any other ownership interest in the Borrower’s Subsidiaries, whether now owned or hereafter acquired including, without limitation, all capital stock issued by Tennessee Land & Mineral Corporation and Tengasco Pipeline Corporation; and

4.2.2 all proceeds, products, revenues, distributions, dividends, securities and other property, rights, interests and other general intangibles that the Borrower receives or is at any time entitled to receive on account of the property described in the foregoing clause 4.2.1.

4.3 Additional Mortgaged Properties. As an additional condition precedent to any Revolver Loans requested by the Borrower pursuant to Section 2.1 hereof, the Agent has the right, in its sole discretion or at the direction of the Required Banks, to elect to take any or all of the properties to be acquired in domestic oil and gas reserve acquisitions made by the Borrower with Revolver Loans funded hereunder or otherwise, as Collateral for the Indebtedness pursuant to such supplemental or additional mortgages, deeds of trusts or security agreements covering such additional properties in form and substance satisfactory to the Agent and its counsel and in full compliance with the criteria of clauses (i), (ii) and (iii) of Section 3.2(b) above as additional security for the Notes and the Indebtedness. All of such additional properties will be deemed part and parcel of the Collateral constituting security for the repayment of the Indebtedness.

ARTICLE V

CONDITIONS PRECEDENT TO LOANS

5.1 Conditions Precedent to Closing and Funding of Commitment. The effectiveness of this Agreement and the obligation of the Banks to issue the Commitments and make the initial Revolver Loans (or the Letter of Credit Issuer to issue Letters of Credit) under the Commitment are subject to the satisfaction of all of the following conditions on or prior to the Closing Date (in addition to the other terms and conditions set forth herein):

(a)	No Default. There shall exist no Event of Default or Default on the Closing Date.

(b)	Representations and Warranties. The covenants, representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.

(c)	Loan Party Certificates. Each Loan Party shall have delivered to the Agent a Certificate, dated as of the Closing Date, and signed by the President and the Secretary of such Loan Party certifying (i) to the matters covered by the conditions specified in subsections (a) and (b) of this Section 5.1, (ii) that such Loan Party has performed and complied with all agreements and conditions required to be performed or complied with by it prior to or on the Closing Date, (iii) to the name and signature of each officer or representative of such Loan Party authorized to execute and deliver the Loan Documents, and (iv) to such other matters in connection with this Agreement which the Agent shall determine to be advisable. The Agent may conclusively rely on such Certificates until it receives notice in writing to the contrary.

(d)	Proceedings. All corporate proceedings of each Loan Party shall be taken in connection with the transactions contemplated by the Loan Documents and shall be satisfactory in form and substance to the Agent and its counsel; and the Agent shall have received certified copies, in form and substance satisfactory to the Agent and its counsel, of the Articles of Incorporation and Bylaws of each Loan Party and the resolutions of the board of directors thereof, as adopted, authorizing the execution and delivery of the Loan Documents, the borrowings under this Agreement, and the granting of the security interests in the Collateral pursuant to the Security Instruments, to secure the payment of the Indebtedness. Each Loan Party shall have caused to be delivered to the Agent certificates of appropriate state agencies with respect to the existence, qualification and good standing of such Loan Party.

(e)	Notes. The Borrower shall have executed and delivered to the Agent the Notes payable to the order of each Bank and this Agreement, each appropriately executed to the satisfaction of the Agent.

(f)	Closing Opinion of the Loan Parties’ Counsel. The Agent shall have received from legal counsel to the Loan Parties acceptable to the Agent, favorable written closing opinions covering, among other things, the enforceability of the Loan Documents including, without limitation, the Mortgages in each case, in form, scope and substance satisfactory to the Agent and its legal counsel.

(g)	Mortgages. The Loan Parties shall execute and deliver to the Agent (i) either (A) multiple originals of the Mortgages, as described in Section 4.1 hereof above, with all schedules and exhibits to each thereof completed to the Agent’s satisfaction or (B) assignments of existing mortgages, deeds of trust, security agreements, financing statements and assignments (with power of sale) in favor of the Agent in form and substance satisfactory to the Agent, and (ii) applicable UCC financing statements duly executed and delivered by each Loan Party as deemed necessary or appropriate by the Agent to perfect the security interest in the Collateral in favor of the Agent, together with multiple counterparts of letters-in-lieu.

(h)	Title Reports. The Agent shall have received satisfactory title reports reviewed and approved by the Agent and such attorney(s) selected by the Borrower and acceptable to the Agent concerning the Mortgaged Properties, which Title Reports shall recite to the Agent that title to such examined properties is generally acceptable pursuant to industry standards and prudent oil and gas title examination standards in the jurisdictions where the Mortgaged Property is located.

(i)	Reserve Reports/Pro Forma Financials. The Agent shall have received and reviewed to its satisfaction, such comprehensive Reserve Reports and pro forma financial statements of the Loan Parties as the Agent may request, together with such additional information regarding litigation, taxes, account, insurance, pension liabilities, real estate leases, material contracts, debt agreements, property ownership, contingent liabilities and other information as the Agent may request.

(j)	Environmental Review. The Agent shall have received and reviewed to its satisfaction environmental reports relating to the Mortgaged Property, as prepared by consulting firms satisfactory to the Agent.

(k)	Reconciliation Schedule. The Agent shall have received a Reconciliation Schedule, substantially in the form of Exhibit C attached hereto, signed by the Responsible Officer of the Borrower.

(l)	Compliance Certificate. The Agent shall have received a Compliance Certificate, signed by the Responsible Officer of the Borrower.

(m)	Stock Certificates. All of the stock certificates issued by Tennessee Land & Mineral Corporation and Tengasco Pipeline Corporation accompanied by stock powers related thereto executed by the Borrower in blank;

(n)	Drilling Program Interests. Evidence of the Borrower’s purchase of the Drilling Program Interests, in form and substance satisfactory to the Agent.

(o)	Other Information. The Agent shall have received such other information, documents and assurances as shall be requested by the Agent or by any of the Banks, including without limitation, applicable Form UCC-4 or equivalent search reports, judgment and tax lien searches concerning the Loan Parties and the Collateral, certificates of insurance relating to the Mortgaged Properties naming the Agent and the Banks as loss payee and as mortgagee, such other information with respect to the Collateral as shall be requested by the Agent or any of the Banks and such documentation satisfactory in form and substance to the Agent demonstrating that the Loans advanced hereunder as evidenced by the Notes at all times paramount, senior and prior in right of payment.

5.2 Credit Extensions. On the date of each Revolver Loan advance:
(a)	The Agent shall have received a notice of such Revolver Loan advance request as required by Section 2.1 hereof, as applicable.

(b)	The representations and warranties set forth in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Revolver Loan advance with the same effect as though made on and as of such date, except to the extent such representation and warranties expressly related to an earlier date.

(c)	The Borrower will be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Revolver Loan advance no Event of Default or Default shall have occurred and be continuing.

Each Revolver Loan advance shall be deemed to constitute a representation and warranty by the Borrower on the date of such Revolver Loan advance as to the matters specified in clauses (b) and (c) of this Section 5.2.

5.3 Conditions Precedent to All Revolving Credit Loans. No Bank shall be obligated to make any Loans nor shall any Letter of Credit Issuer be required to issue any Letter of Credit hereunder: (i) if at such time any Event of Default shall have occurred or any Default shall have occurred and be continuing; (ii) if any of the representations, warranties and covenants contained in this Agreement shall be false or untrue in any material respect on the date of such loan, as if made on such date; or (iii) unless the Revolving Credit Borrowing Base will support the additional Loan or Letter of Credit being requested. Each request by the Borrower for an additional Loan shall constitute a representation by the Borrower that there is not at the time of such request an Event of Default or a Default, and that all representations, warranties and covenants in this Agreement are true and correct in all material respects on and as of that date of each such request.

ARTICLE VI

AFFIRMATIVE COVENANTS

        Each Loan Party covenants and agrees with the Agent and each Bank that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness, extinguishment of the Commitment and the performance of all other obligations of the Loan Parties under the Loan Documents, unless the Required Banks shall otherwise consent in writing:

6.1 Payment of Taxes and Claims. Each Loan Party will pay and discharge or cause to be paid and discharged all Taxes imposed upon the income or profits of such Loan Party or upon the property, real, personal or mixed, or upon any part thereof, belonging to such Loan Party before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided, however, that no Loan Party shall be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and such Loan Party shall pay such Tax, charge or claim before any property subject thereto shall become subject to levy of attachment or execution.

6.2 Maintenance of Existence. Each Loan Party will do or cause to be done all things necessary to preserve and keep in full force and effect its organizational existence, rights and franchises and good standing in the State of Tennessee and as a foreign corporation qualified in such other jurisdiction(s) in which the failure to maintain such qualification would have a Material Adverse Effect and will continue to conduct and operate its business substantially as being conducted and operated presently.

6.3 Preservation of Property. Each Loan Party will at all times maintain, preserve and protect all of such Loan Party’s Mortgaged Properties which are used or useful in the conduct of the its businesses whether owned in fee or otherwise, or leased, in good repair and operating condition; from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and comply with all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereunder.

6.4 Insurance. Each Loan Party will keep or cause to be kept adequately insured by financially sound and reputable insurers each Loan Party’s property of a character usually insured by businesses engaged in the same or similar businesses, including the Collateral. Each Loan Party shall at all times maintain adequate insurance by financially sound and reputable insurers, including without limitation, insurance against damage to persons and property, including comprehensive general liability, worker’s compensation and automobile liability insurance in amounts reasonably acceptable to the Agent.

6.5 Compliance with Applicable Laws. Each Loan Party will comply in all material respects with the requirements of all applicable Laws and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of such Loan Party’s properties or to the conduct of its businesses where the failure to obtain such licenses, permits, franchises or authorizations could reasonably be expected to have a Material Adverse Effect.

6.6 Environmental Covenants. Each Loan Party will immediately notify the Agent and each Bank of, and provide the Agent and each Bank with copies of, any notifications of discharges or releases or threatened releases or discharges of a Polluting Substance on, upon, into or from the Collateral which are given or required to be given by or on behalf of such Loan Party to any federal, state or local Tribunal if any of the foregoing may materially and adversely affect any Loan Party or any part of the Collateral, and such copies of notifications shall be delivered to the Agent and each Bank at the same time as they are delivered to the Tribunal. Each Loan Party further agrees promptly to undertake and diligently pursue to completion any appropriate and legally required or authorized remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Polluting Substance on, upon, into or from the Collateral. At all times while owning and operating the Collateral, each Loan Party will maintain and retain complete and accurate records of all releases, discharges or other disposal of Polluting Substances on, onto, into or from the Collateral, including, without limitation, records of the quantity and type of any Polluting Substances disposed of on or off the Collateral.

6.7 Environmental Indemnities. Each Loan Party hereby agrees to indemnify, defend and hold harmless the Agent, each Bank and each of their respective officers, directors, employees, agents, consultants, attorneys, contractors and each of its affiliates, successors or assigns, or transferees from and against, and reimburse said Persons in full with respect to, any and all loss, liability, damage, fines, penalties, costs and expenses, of every kind and character, including reasonable attorneys’ fees and court costs, known or unknown, fixed or contingent, occasioned by or associated with any claims, demands, causes of action, suits and/or enforcement actions, including any administrative or judicial proceedings, and any remedial, removal or response actions ever asserted, threatened, instituted or requested by any Persons, including any Tribunal, arising out of or related to: (a) the breach of any representation or warranty of any Loan Party contained in Section 9.6 set forth herein; (b) the failure of any Loan Party to perform any of its covenants contained in Section 6.6 or 6.7 hereunder; (c) the ownership, construction, occupancy, operation, use of the Collateral prior to the earlier of the date on which (i) the Indebtedness and obligations secured hereby have been paid and performed in full, or (ii) the Collateral has been sold by the Agent or any Bank following such Person’s ownership of the Collateral by way of foreclosure of the Liens granted pursuant hereto, deed in lieu of such foreclosure or otherwise (the “Release Date”); provided, however, this indemnity shall not apply with respect to matters caused by or arising solely from the Agent, any Bank or their respective agents’, consultants’, attorneys’ or contractors’ activities during any period of time such Person acquires ownership of the Collateral.

        The provisions of this Section 6.7 shall be in addition to any other obligations and liabilities the Loan Party may have to the Agent and the Banks at common law or otherwise hereunder and except as expressly provided for herein shall survive the Release Date and shall continue thereafter in full force and effect.

        The Agent and each Bank agrees that in the event that such claim, suit or enforcement action is asserted or threatened in writing or instituted against it or any of its officers, employers, agents or contractors or any such remedial, removal or response action is requested of it or any of its officers, employees, agents or contractors for which the Agent or any Bank may desire indemnity or defense hereunder, the Agent or the applicable Bank shall give written notification thereof to Each Loan Party.

        Notwithstanding anything to the contrary stated herein, the indemnities created by this Section 6.7 shall only apply to losses, liabilities, damages, fines, penalties, costs and expenses actually incurred by the Agent or the applicable Bank as a result of claims, demands, actions, suits or proceedings brought by Persons who are not the beneficiaries of any such indemnity. Each Bank shall act as the exclusive agent for all indemnified Persons under this Section 6.7 who are affiliated with such Bank. With respect to any claims or demands made by such indemnified Persons, the Agent or applicable Bank shall notify Each Loan Party within ten (10) Business Days after the Agent’s or such Bank’s receipt of a writing advising such Person of such claim or demand. Such notice shall identify (i) when such claim or demand was first made, (ii) the identity of the Person making it, (iii) the indemnified Person, and (iv) the substance of such claim or demand. Failure to so notify Each Loan Party within said ten (10) Business Days shall reduce the amount of the Loan Parties’ obligations and liabilities under this Section 6.7 by an amount equal to any damages or losses suffered by the Loan Parties resulting from any prejudice caused the Loan Parties by such delay in notification from the Agent or such Bank. Upon receipt of such notice, the Loan Parties shall have the exclusive right and obligation to contest, defend, negotiate or settle any such claim or demand through counsel of their own selection (but reasonably satisfactory to the Agent or such applicable Bank) and solely at each Loan Parties’ own cost, risk and expense; provided, that the Agent or the applicable Bank, at its own cost and expense shall have the right to participate in any such contest, defense, negotiations or settlement. The settlement of any claim or demand hereunder by any Loan Party may be made only upon the prior approval of the Agent or the applicable Bank of the terms of the settlement, which approval shall not be unreasonably withheld.

6.8 Reporting Requirements. The Loan Parties will furnish to the Agent and each Bank each of the following:

6.8.1 Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each quarter of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2006, internally prepared interim consolidated and consolidating unaudited balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter, consolidated and consolidating statements of income and operations of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, both in sufficient detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and certified by the Responsible Officer of the Borrower acceptable to the Agent (subject to normal year end audit adjustments) as having been prepared in accordance with Consistent Accounting Principles in a form consistent with and comparable to the financial statements delivered to the Agent and each Bank pursuant to Section 9.4.

6.8.2 Annual Financial Statements. As soon as available and in any event by March 30 of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2006, audited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries dated as of the end of the immediately preceding fiscal year, audited consolidated and consolidating statements of income and retained earnings of the Borrower and its Subsidiaries for such preceding fiscal year, and audited consolidated and consolidating statements of cash flow of the Borrower and its Subsidiaries for such preceding fiscal year, in each case reported on by independent public accountants satisfactory to the Agent, with explanatory footnotes in sufficient detail acceptable to the Agent, and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with Consistent Accounting Principles.

6.8.3 Management Letters. Promptly upon and only in the event of receipt thereof, copies of any reports submitted to the any Loan Party by independent certified public accountants in connection with examination of the financial statements of the Borrower and its Subsidiaries made by such accountants.

6.8.4 Certificates.

(a)	Quarterly and Annual Certificates. Concurrently with the furnishing of the financial statements pursuant to Section 6.8.1 and Section 6.8.2, a separate certificate signed by the chief financial officer or other Responsible Officer of the Borrower stating that: (1) such financial statements were prepared (subject to year-end adjustments, in the case of quarterly financial statements, and without footnotes, in the case of annual financial statements) in conformity with Consistent Accounting Principles in a form consistent with and comparable to the financial statements delivered pursuant to Section 9.4; and (2) no Material Adverse Effect, Default or Event of Default has occurred, and is continuing, or a statement describing the nature, period of existence and status of any such event(s) if existing. Such certificates shall fully demonstrate the method of all calculations therein contained insofar as compliance with financial covenants hereof are concerned and shall not be qualified or limited because of restricted or limited examination of any material portion of the Loan Parties’ records by the party preparing such financial statements.

(b)	Compliance Certificate. Concurrently with the furnishing of the certificates described in Section 6.8.4(a), a Compliance Certificate signed by a Responsible Officer of the Borrower.

6.8.5 Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting any Loan Party, which, if determined adversely to such Loan Party, could result in a liability of greater than $100,000 or otherwise could have a Material Adverse Effect.

6.8.6 Notice of Defaults and Events of Default. As soon as possible and in any event within five (5) days after any Loan Party’s knowledge of the occurrence of any Material Adverse Effect, each Default or Event of Default, a written notice setting forth the details of any such Material Adverse Effect, such Default or Event of Default and the action which is proposed to be taken by the Loan Parties with respect thereto.

6.8.7 ERISA Reports. As soon as possible, and in any event within thirty (30) days after any Loan Party knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to any Loan Party or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by any Loan Party or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to any Loan Party or any Commonly Controlled Entity, the Loan Parties will deliver to the Agent and the Banks a certificate of a Responsible Officer of the Borrower setting forth all relevant details and the action which the Loan Parties propose to take with respect thereto.

6.8.8 Reports to Other Creditors. Promptly after the furnishing thereof, copies of any material statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Agent pursuant to any other clause of this Article VI.

6.8.9 Proxy Statements, Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, reports, special reports and registration statements which any Loan Party files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor or with any national securities exchange.

6.8.10 Reserve Reports. The Borrower shall deliver to the Agent the Reserve Reports required by Section 3.2.

6.8.11 Hedge Reports. Concurrently with the furnishing of the certificates described in Section 6.8.4(a), commencing with the first fiscal quarter in which any Loan Party has executed a Risk Management Agreement, a report, in form and substance satisfactory to the Agent, setting forth as of the last Business Day of such prior fiscal quarter end, a summary of its hedging positions under all Risk Management Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Loan Party, including the type, term, effective date, termination date and notional principal amounts or volumes, the hedged price(s), interest rate(s) or exchange rates(s), as applicable, and any new credit support agreements relating thereto not listed on Schedule 9.24.

6.8.12 Tax Filings. Promptly after filing and in no event later than fifteen (15) days thereafter, full and complete copies of the Loan Parties’ federal and state tax returns.

6.8.13 General Information. Such other information respecting the condition or operations, financial or otherwise, of the Loan Parties as the Agent or any Bank may from time to time reasonably request.

6.8.14 Quarterly Production Reports. Concurrently with the furnishing of the certificates described in Section 6.8.4(a), the Loan Parties shall deliver to the Agent a written report (in form and substance reasonably acceptable to the Agent) summarizing the Loan Parties’ production volumes and prices actually received for production for such fiscal quarter.

6.9 Inspection. Each Loan Party will keep complete and accurate books and records with respect to the Collateral and its other properties, business and operations and will permit employees and representatives of the Agent or any Bank, upon reasonable notice, to audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours. All such records shall be at all times kept and maintained at the principal offices of the Borrower. Upon any Default, the Loan Parties will surrender full and complete copies of all of such records relating to the Collateral to the Agent upon receipt of any request therefor from the Agent.

6.10 Maintenance of Employee Benefit Plans. Each Loan Party will maintain each employee benefit plan as to which the it may have any liability or responsibility in compliance with ERISA and all other Laws applicable thereto.

6.11 Notice of Claimed Default. Immediately upon becoming aware that the holder of any note or any evidence of indebtedness or other security of any Loan Party has given notice or taken any action with respect to a claimed default or event of default thereunder, if the amount of the note or indebtedness exceeds $100,000, such Loan Party will give the Agent and each Bank a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what actions, if any, the Loan Parties are taking and propose to take with respect thereto.

6.12 Change of Directors/Management. Within five (5) days after any vacancy or change in senior management of the Borrower, including any Responsible Officer of the Borrower, the Loan Parties shall give written notice thereof to the Agent and each Bank and a summary of the Loan Parties’ plans for replacement thereof.

6.13 Requested Information. With reasonable promptness, the Loan Parties will give the Agent and any Bank such other data and information relating to the Loan Parties as from time to time may be reasonably requested by the Agent or such Bank.

6.14 Withholdings. All payments by any Loan Party hereunder and under any of the other Loan Documents shall be made without set off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Loan Party is compelled by law to make such deduction or withholding. If any such obligation is imposed upon any Loan Party with respect to any amount payable by it hereunder or under any of the other Loan Documents, such Loan Party will pay to the Agent and any Bank, on the date on which such amount is due and payable hereunder or under such other Loan Documents, such additional amount in U.S. Dollars as shall be necessary to enable such Person to receive the same net amount which such Person would have received on such due date had no such obligation been imposed upon such Loan Party. Each Loan Party will deliver promptly to the Agent or any Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Loan Party hereunder or under such other Loan Documents.

6.15 Payment of Indebtedness/Performance of Obligations. The Borrower will pay the obligations under the Notes according to the reading, tenor and effect thereof and the Borrower hereby agrees to pay, when due and owing, all Indebtedness, whether or not evidenced by the Notes.

6.16 Operation of Properties and Equipment.

(a)	Each Loan Party will maintain and operate its Mineral Interests (including the Mortgaged Property) in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Mineral Interests so long as such Mineral Interests are capable of producing hydrocarbons and accompanying elements in paying quantities, except to the extent a failure to so observe and comply is not reasonably expected to have a Material Adverse Effect.

(b)	Each Loan Party will comply in all respects with all contracts and agreements applicable to or relating to its Mineral Interests or the production and sale of hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply is not reasonably expected to have a Material Adverse Effect.

Each Loan Party will maintain, preserve and keep, at all times, all operating equipment used with respect to their Mineral Interests in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained; provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if such Loan Party shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Loan Party.

6.17 Hydrocarbon Hedge. The Borrower shall not, and shall not permit its Subsidiaries to, enter into (a) Prohibited Hedge Transactions, (b) Hedge Transactions for speculative purposes or (c) Hedge Transactions which, when considered together with existing Hedge Transactions, commit the Borrower and its Subsidiaries to deliver quantities of Hydrocarbons in excess of 75% of the aggregate volumes of Hydrocarbons projected to be produced from proved developed producing reserves included in the Mortgaged Property for the applicable time period(s) covered by such Hedge Transactions.

ARTICLE VII

NEGATIVE COVENANTS

        Each Loan Party covenants and agrees with the Agent and each Bank that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness, extinguishment of the Commitment and the performance of all other obligations of the Loan Parties under the Loan Documents, unless the Required Banks shall otherwise consent in writing:

7.1 Liens. No Loan Party shall create, incur, assume, or suffer to exist any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

(a)	Liens in favor of the Agent and Banks under the Loan Documents;

(b)	Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable or, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(c)	Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(d)	Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation;

(e)	Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(f)	Judgment and other similar liens (either alone or in the aggregate exceeding $100,000) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(g)	Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by such Loan Party of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and

(h)	Purchase-money liens on any property hereafter acquired or the assumption of any lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a lien incurred in connection with any conditional sale or other title retention agreement; provided that (i) any property subject to any of the foregoing is acquired by any Loan Party in the ordinary course of its business; and (ii) each such lien shall attach only to the property so acquired and fixed improvements thereon.

7.2 Debt. No Loan Party shall create, incur, assume, or suffer to exist any Debt, except:
(a)	Indebtedness under the Loan Documents; and

(b)	Indebtedness created, incurred, assumed or suffered to exist in the ordinary course of business, as presently conducted, which are not past due and are paid within the specified time, unless contested in good faith and by appropriate proceedings, but in any event not in excess of $50,000 at any time in the aggregate.

7.3 Mergers, Consolidations. No Loan Party shall wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person.

7.4 Leases. No Loan Party shall create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property (other than and expressly excluding oil and gas reserves and leasehold producing mineral interests acquired in such Loan Party’s normal business operations), except (1) leases existing on the date of this Agreement and any extensions or renewals thereof, including such Loan Party’s existing or future lease of office space, and (2) leases (other than capital leases) which do not in the aggregate require such Loan Party to make payments (including taxes, insurance, maintenance, and similar expenses which such Loan Party are required to pay under the terms of any lease) in any fiscal year of such Loan Party in excess of $50,000.

7.5 Sale and Leaseback. No Loan Party shall sell, transfer, or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly rent or lease back (as lessee) the same or similar property or any part thereof which such Loan Party intends to use for substantially the same purpose or purposes as such property sold or transferred.

7.6 Dividends/Distributions. No Loan Party shall declare or pay any dividends or other distributions to any direct or indirect beneficial owner (or Affiliate thereof) of any interest in such Loan Party other than the Borrower; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock or other ownership interest now or hereafter outstanding; or make any distribution of assets to their shareholders other than the Borrower as such whether in cash, assets, or in obligations of such Loan Party; or allocate or otherwise set apart any sum for the payment of any distribution on, or for the purchase, redemption, or retirement of any partnership units; or make any distribution by reduction of capital or otherwise in respect of any partnership units or interests. No Loan Party shall consent to or approve the issuance of any additional shares of any class of capital stock or any additional ownership interest of any issuer of Collateral, or any securities convertible into, or exchangeable for, any such shares or ownership interest or any warrants, options, rights, or other commitments entitling any Person to purchase or otherwise acquire any such shares or any additional ownership interest.

7.7 Sale of Assets. No Loan Party shall sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock, receivables, and leasehold interests), except: (1) inventory (not constituting Collateral) disposed of or leased in the ordinary course of business; and (2) the sale or other disposition of other assets no longer used or useful in the conduct of its business.

7.8 Investments. No Loan Party shall make any loan or advance to any Person, or purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person except: (1) as otherwise permitted herein, (2) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of creation thereof; (3) commercial paper of a domestic issuer rated at least Al by Standard & Poors Ratings Group of P1 by Moody’s Investors Service, Inc. and maturing within 180 days of the date of creation thereof; (4) overnight euro deposits and certificates of deposit with maturities of one year or less from the date of creation thereof issued by the Agent, any Bank or any other commercial bank organized under the laws of the United States or any state thereof, with a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time by Standard & Poors Corporation or Moody’s Investors Service, Inc., respectively, reasonably acceptable to the Agent; (5) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to such Loan Party; (6) accounts receivable arising in the ordinary course of business; and (7) routine or customary advances to operators or non-operator interest owners under operating agreements entered into by any Loan Party in the ordinary course of business.

7.9 Guaranties. No Loan Party shall assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital net worth, or otherwise to assure the creditors of any Person against loss), for obligations of any Person other than the Borrower or such other Loan Party, except guaranties by endorsement of negotiable instruments for deposits or collection or similar transactions in the ordinary course of business.

7.10 Transactions with Affiliates. No Loan Party shall enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Loan Party’s business and upon fair and reasonable terms no less favorable to such Loan Party than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

7.11 Change of Business. No Loan Party shall engage in any business activity substantially different from or unrelated to its respective present business activities and operations.

7.12 Sale or Discount of Receivables. No Loan Party shall sell (with or without recourse), discount (other than to the extent of finance and interest charges included therein) or otherwise sell any of its notes or accounts receivable, except notes or accounts receivable the collection of which is doubtful in accordance with Consistent Accounting Principles.

7.13 Other Agreements/Amendments. No Loan Party shall enter into or permit to exist any agreement (i) which would cause an Event of Default or a Default hereunder; or (ii) which contains any provision which would be violated or breached by the performance of such Loan Party’s obligations hereunder or under any of the other Loan Documents.

7.14 Prepayment of Indebtedness. No Loan Party shall make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(a)	payment of Indebtedness; and

(b)	payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

7.15 Use of Loan Proceeds. The Borrower shall not use any proceeds of any Loan advance request or Letter of Credit issuance request under the Commitment for any purpose other than those expressly permitted and contemplated by this Agreement, and in no event shall any loan proceeds be used for any purpose that would create or cause a breach, violation or default or event of default hereunder or under any of the other Loan Documents (including the Security Instruments) or violation of Regulations T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

7.16 Subsidiaries. No Loan Party shall create any domestic Subsidiary unless, contemporaneously therewith, such domestic Subsidiary executes and delivers to the Agent, for the benefit of the Banks, a joinder to the Subsidiary Guaranty Agreement.

7.17 Fiscal Year; Corporate Changes. The Borrower will not change its fiscal year end from the present fiscal year end of December 31. No Loan Party shall change its name, principal place of business or jurisdiction of organization in any manner that might make any financing statement filed in connection with this Agreement seriously misleading unless it shall have given the Agent thirty (30) days prior written notice thereof and shall have taken all action reasonably deemed necessary or desirable by the Agent to protect the Agent’s security interest in the Collateral with the perfection and priority thereof required by the Loan Documents.

ARTICLE VIII

FINANCIAL COVENANTS

8.1 Current Ratio. The Borrower will not permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities calculated at the end of any fiscal quarter to be less than 1.00 to 1.00.

8.2 Leverage Ratio. The Borrower will not permit the Leverage Ratio to be more than 2.00 to 1.00. As used in herein, “Leverage Ratio” means, on any date, the ratio of: (a) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with Consistent Accounting Principles, to (b) EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

8.3 Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than 5.00 to 1.00. As used in herein, “Interest Coverage Ratio” means, on any date, the ratio of: (a) EBITDA to (b) total Interest Expense of the Borrower and its Subsidiaries, in each case calculated on a consolidated basis for the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date) in accordance with Consistent Accounting Principles.

8.4 General and Administrative Expenses. The Loan Parties shall not incur or make any general and administrative expenses (specifically excluding non-cash expenses (e.g., non-cash expenses related to stock option and warrant issuances) but specifically including cash payments made by such Person for the purpose of funding any such expense) in an aggregate amount in any fiscal quarter exceeding (a) ten percent (10%) of the Loan Parties’ positive consolidated revenue calculated for the immediately preceding fiscal quarter at any time that the Loan Parties’ Leverage Ratio is more than 1.50 to 1.00 or (b) twenty percent (20%) of the Loan Parties’ positive consolidated revenue calculated for the immediately preceding fiscal quarter at any time.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

        To induce the Agent and the Banks to enter into this Agreement and to make the Loans to the Borrower under the provisions hereof, and in consideration thereof, each Loan Party represents, warrants and covenants as follows:

9.1 Good Standing, and Due Qualification. Each Loan Party (a) is a corporation duly formed, validly existing, and in good standing under the laws of the State of Tennessee; (b) has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and (c) is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. The Responsible Officer of the Borrower, has all necessary corporate power and authority to execute and deliver this Agreement, the Notes, the Security Instruments and the other Loan Documents to the Agent.

9.2 Litigation. Except as set forth on Schedule 9.2 attached hereto, there is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting any Loan Party or any properties or rights of such Loan Party, which, if adversely determined, would result in any material adverse change in the business or condition, financial or otherwise, of such Loan Party, or otherwise materially adversely affect the ability of any Loan Party to perform its obligations under this Agreement. No Loan Party is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.

9.3 Conflicting Agreements and Other Matters. No Loan Party is in default in the performance of any material obligation, covenant, or condition in any material agreement to which it is a party or by which it is bound. No Loan Party is a party to any contract or agreement or subject to any charter or other partnership restriction which materially and adversely affects its business, property or assets, or financial condition. No Loan Party is a party to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of such Loan Party to execute the Loan Documents to which such Loan Party is a party or the performance of any of their respective terms. Neither the execution nor delivery of any of the Loan Documents to which such Loan Party is a party, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a material breach of the terms, conditions or provisions of, or constitute a default under, or result in any material violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the properties or assets of any Loan Party pursuant to, or require any consent, approval or other action by or any notice to or filing with any Tribunal (other than routine filings after the Closing Date with the Securities and Exchange Commission, any securities exchange and/or state blue sky authorities) pursuant to any award of any arbitrator, or any agreement, instrument or Law to which any Loan Party is subject.

9.4 Financial Statements/Condition. The financial statements of the Loan Parties as of March 31, 2006 are full and complete copies of which have been furnished to the Agent and the Banks, are complete and correct and fairly present the financial condition of the Loan Parties in all material respects at such dates and the results of the operations of the Loan Parties for the periods covered by such statements, all in accordance with Consistent Accounting Principles, and since March 31, 2006 , there has been no Material Adverse Effect or material adverse change in the condition (financial or otherwise), business, or operations of the Loan Parties. There are no liabilities of the Loan Parties, fixed or contingent, which are material but not reflected in such financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since March 31, 2006 . No information, exhibit, or report furnished by any Loan Party to the Agent or any Bank in connection with the negotiation of this Agreement contains any material misstatement of fact.

9.5 Title to Properties, Authority. Each Loan Party has full power, authority and legal right to own and operate the properties which it now owns and operates, and to carry on the lines of business in which it is now engaged, and has good and defensible title to all of its assets, including all Collateral, subject to no Lien of any kind except Liens permitted by this Agreement. Each Loan Party has full power, authority and legal right to execute and deliver and to perform and observe the provisions of the Loan Documents to which it is a party and such Loan Documents constitute the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms, subject only to applicable bankruptcy, insolvency or similar laws and general principles of equity.

9.6 Environment. Each Loan Party has duly complied in all material respects with, and its business, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. Each Loan Party has been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals relating to (i) air emissions; (ii) discharges to surface or groundwater; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code or ordinance, and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (vi) other environmental, health, or safety matters. Except as previously disclosed to the Agent and the Banks in writing, no Loan Party has received notice of, nor to its best knowledge knows of or suspects, facts which might constitute any violations of any federal, state or local environmental, health, or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its business, operations, assets, equipment, property, leaseholds, or other facilities. There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or to the best of such Loan Party’s knowledge any person or entity with respect to (i) air emissions; (ii) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or (vii) other environmental health, or safety matters affecting such Loan Party or its business, operations, assets, equipment, property, leaseholds, or other facilities. No Loan Party has any indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal).

9.7 Purposes. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

9.8 Compliance with Applicable Laws. Each Loan Party is in compliance in all material respects with all Laws, ordinances, rules, regulations and other legal requirements applicable to it and the business conducted thereby.

9.9 Possession of Franchises, Licenses. Each Loan Party has in its possession all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and such Loan Party is not in violation in any material respect thereof.

9.10 Leases, Easements and Rights of Way. Each Loan Party enjoys peaceful and undisturbed possession of all leases, easements and rights of way necessary in any material respect for the operation of their respective properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets. All such leases, easements and rights of way are valid and subsisting and are in full force and effect.

9.11 Taxes. All Tax liabilities of each Loan Party are adequately provided for on the books of such Loan Party, including any interest or penalties. No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid.

9.12 [Intentionally Omitted.]

9.13 ERISA. Since the effective date of Title IV of ERISA, no Reportable Event has occurred with respect to any Plan. For the purposes of this section the term Reportable Event shall mean an event described in Section 4043(b) of ERISA. For the purposes hereof the term Plan shall mean any plan subject to Title IV of ERISA and maintained for employees of any Loan Party, or of any member of a controlled group of corporations, as the term controlled group of corporations is defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the “Code”), of which it is a part. Each Plan established or maintained by each Loan Party is in material compliance with the applicable provisions of ERISA, and it has filed all reports required by ERISA and the Code to be filed with respect to each Plan. Each Loan Party has met all requirements with respect to funding Plans imposed by ERISA or the Code. Since the effective date of Title IV of ERISA there have not been any nor are there now existing any events or conditions that would permit any Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to the assets of such Loan Party. The value of each Plan’s benefits guaranteed under Title IV of ERISA on the date hereof does not exceed the value of such Plan’s assets allocable to such benefits on the date hereof.

9.14 Tax Related Liens. No federal or state tax liens or notices pertaining to assessments of federal or state taxes or other liens have been filed against any Loan Party or any assets thereof including, without limitation, any assessment notices or liens filed pursuant to 26 U.S.C. § 6323 arising out of or in connection with ERISA nor has the Pension Benefit Guaranty Corporation filed or asserted any lien or claims against any Loan Party by virtue of Section 4068 of ERISA or otherwise.

9.15 Corporate Authorization. The Board of Directors or similar governing body of each Loan Party have duly authorized the execution and delivery of each of the Loan Documents to which such Loan Party is a party and the performance of their respective terms. No other authorizations, approvals, consents or actions of any other Person, except for the Agent and the Banks, is required as a prerequisite to the validity and enforceability of the Loan Documents.

9.16 Investment Company Act Representation. No Loan Party is an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

9.17 Production Sales Contracts. All material contracts, agreements and leases related to any of the Mineral Interests and all material production sales contracts, agreements, instruments and leases to which any Loan Party is a party, are valid and effective in accordance with their respective terms, and all material agreements affecting the Mineral Interests in the nature of production purchase agreements, and gas sale agreements are in full force and effect and are valid and legally binding obligations of the parties thereto and all payments due thereunder have been made, except for those suspended for reasonable cause in the ordinary course of business; and, there is not under any such contract, agreement or lease any existing default by any party thereto or any event which, with notice or lapse of time, or both, would constitute such default thereunder or, as to any other contracts, would constitute such default, other than minor defaults which, in the aggregate, would result in losses or damages of more than $100,000 to any Loan Party.

9.18 Take or Pay Obligations, Prepayments, BTU Adjustments and Balancing Problem. There is no take or pay obligation under any gas purchase agreement comprising a portion of the Collateral which is not matched by a commensurate and corresponding pay or take obligation binding upon the purchaser under a corresponding gas sales agreement such that with respect to the ownership and operation of the businesses of any Loan Party or the Collateral, any such obligation in favor of any seller under any gas purchase agreement to which such Loan Party is a buyer is matched by a corresponding obligation on the part of purchasers under corresponding gas sales agreements pursuant to which such Loan Party is the seller. No Loan Party nor the Collateral is subject to requirements to make BTU adjustments or effect gas balancing in favor of third parties which would result in any Loan Party being required to (i) deliver gas at a price below that established in applicable gas sales agreements, or (ii) balance in kind by allowing other owners in the Collateral to make up the past imbalances in gas sales, or (iii) balance in cash by paying other owners of the collateral for the past gas imbalances except for the matters which have been disclosed in writing to the Agent and the Banks prior to the Closing Date.

9.19 Gas Purchase Obligations in Excess of Gas Sales Rights. The ownership and operation of the business operations of the Loan Parties or the Collateral have not resulted and will not result in the existence of minimum purchase obligations under any gas purchase agreement (relating to the volume of gas to be taken thereunder or the price to be paid with respect thereto for the duration of any such gas purchase agreement) which are not matched by corresponding and commensurate rights to sell all such gas under applicable gas sales agreements at prices in excess of the amount to be paid therefor under gas purchase agreements (without regard to costs associated with transporting any such gas and risks of volume shrinkage occurring in the transportation process).

9.20 Public Utility Holding Company Act, Federal Power Act, Interstate Commerce Act; Other Regulation. No Loan Party is subject to regulation under the Public Utilities Holding Company Act of 1935, as amended, the Federal Power Act, as amended, the Interstate Commerce Act, as amended, any state public utilities code, as amended from time to time, or any other federal or state statute or regulation, as amended from time to time, which limits the ability of such Loan Party to perform its respective obligations under the Loan Documents to which it is a party.

9.21 No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to the Agent or any Bank by any Loan Party in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made. There is no fact known any Loan Party which has a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Agent or any Bank by or on behalf of such Loan Party prior to, or on, the Closing Date in connection with the transactions contemplated hereby.

9.22 Location of Business and Offices. Each Loan Party’s principal place of business and chief executive office is located at the address stated in Section 11.1.

9.23 Solvency. No Loan Party (i) is insolvent as of the date hereof and will not be rendered insolvent as a result of this Agreement, (ii) is engaged in business or a transaction, or about to engage in a business or a transaction, for which any Property or assets remaining with it is unreasonably small capital, and (iii) intends to incur, or believes it will incur, debts that will be beyond its ability to pay as such debts mature.

9.24 Risk Management Agreement. Schedule 9.24 sets forth, as of the Closing Date, a true and complete list of all Risk Management Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of any Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counter-party to each such agreement.

9.25 Subsidiaries. No Loan Party has any Subsidiaries other than as set forth on Schedule 9.25 hereto. Schedule 9.25 hereto accurately reflects the ownership percentage of the Borrower in the Collateral consisting of its ownership interest in its Subsidiaries and the Borrower’s ownership percentage is not subject to dilution.

ARTICLE X

EVENTS OF DEFAULT

10.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):

(a)	the Borrower shall fail to make any payment under the Notes or any reimbursement obligation in respect of any Letter of Credit or any other cost, expense or fee arising under or in connection with the Loan documents when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b)	Any representation, warranty or certification of any Loan Party made herein, in the Security Instruments or in any other writing furnished in connection with or pursuant to nay of the Loan Documents shall have been incorrect, false or misleading in any material respect on the date when made; or

(c)	(i) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.4, Section 6.9, Article IX or this Article X, or (ii) any Loan Party shall fail to observe or perform any other covenant, condition or agreement contained in Agreement and such failure shall continue unremedied for a period of 15 days after the earlier of such breach or notice thereof from the Agent (which notice will be given at the request of any Bank); or

(d)	Any Loan Party shall default in the payment of principal or of interest on any other material obligation for money borrowed or received as an advance (or any obligation under any conditional sale or other title retention agreement, or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money Lien, or aggregating $50,000 or more on any obligation under notes payable or drafts accepted representing extensions of credit) beyond any applicable grace or curative period provided with respect thereto, or shall default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created (or if any other default under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) if the effect of such default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation in an amount aggregating $50,000 or more to become due prior to its date of maturity; or

(e)	Any of the following: (i) any Loan Party shall be unable to pay its debts as they mature, or shall make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or fail generally to pay its debts as they mature; or (ii) an order, judgment or decree is entered adjudicating any Loan Party insolvent or an order for relief under the United States Bankruptcy Code is entered with respect to any Loan Party; or (iii) any Loan Party shall petition or apply to any Tribunal for the appointment of a trustee, receiver, custodian or liquidator of such Loan Party or of any substantial part of the assets of such Loan Party or shall commence any proceedings relating to any Loan Party under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debts, dissolution, or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (iv) any such petition or application shall be filed, or any such proceedings shall be commenced, against any Loan Party and it by any act shall indicate its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree shall remain unstayed and in effect for more than thirty (30) days; or (v) any Loan Party shall fail to make timely payment or deposit of any amount of tax required to be withheld by such Loan Party and paid to or deposited to or to the credit of the United States of America pursuant to the provisions of the Internal Revenue Code of 1986, as amended, in respect of any and all wages and salaries paid to employees of such Loan Party; or

(f)	Any final judgment on the merits for the payment of money in an amount in excess of $100,000 shall be outstanding against any Loan Party and such judgment shall remain undischarged, unstayed and in effect and unpaid for more than thirty (30) days; or

(g)	Any Reportable Event described in Sections 6.8.7 or 9.13 hereof which the Agent determines in good faith might constitute grounds for the termination of a Plan therein described or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to any Loan Party or the Agent, or any such Plan shall be terminated, or a trustee shall be appointed by an appropriate United States District Court to administer any such Plan or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan or such Reportable Event or condition could subject any Loan Party to any tax, penalty or other liability which in the aggregate may exceed $100,000; or

(h)	The Security Instruments after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement; or

(i)	Any default or event of default under any of the other Loan Documents following the lapse of any applicable curative or grace period provided therein; or

(j)	Any Change in Control occurs.

10.2 Remedies. Upon the occurrence of any Event of Default referred to in Section 10.1(e), the Commitment shall, at the option of the Agent or at the direction of the Required Banks, immediately terminate and the Notes and all other Indebtedness owing under the Loan Documents shall be immediately due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, and without prejudice to any right or remedy of the Agent or any Bank under this Agreement or the Loan Documents or under applicable Law or under any other instrument or document delivered in connection herewith, the Agent may, or at the direction of the Required Banks, shall, (i) declare the Commitment terminated or (ii) declare the Commitment terminated and declare the Notes and the other Indebtedness owing under the Loan Documents, or any part thereof, to be forthwith due and payable, whereupon the Notes and the other Indebtedness, or such portion as is designated by the Agent shall forthwith become due and payable, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by each Loan Party. No delay or omission on the part of the Agent or the Banks in exercising any power or right hereunder or under the Notes, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by the Agent or any Bank of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by such Person. In the event that all or part of the Indebtedness becomes or is declared to be forthwith due and payable as herein provided, the Agent and each Bank shall have the right to set off the amount of all the Indebtedness of the Borrower (or any of its Subsidiaries or Affiliates) owing to such Person (or any Affiliate of such Person) against, and shall have a lien upon and security interest in, all property of the Borrower in such Person’s possession at or subsequent to such default, regardless of the capacity in which such property is held, including but not limited to any balance or share of any deposit, demand, collection or agency account. At any time after the occurrence of any Event of Default, the Agent may, at its option, or shall, at the direction of the Required Banks, cause an audit of any and/or all of the books, records and documents of the Loan Parties to be made by auditors satisfactory to the Agent at the expense of the Loan Parties. The Agent and each Bank also shall have, and may exercise, each and every right and remedy granted to it for default under law and the terms of the other Loan Documents.

10.3 Actions in Respect of the Letters of Credit Upon Default. If any Event of Default shall have occurred and be continuing, the Agent may make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Agent for the benefit of the Banks in same day funds at the Agent’s office designated in such demand, for deposit in a special letter of credit collection account with the Agent (the “L/C Cash Collateral Account”), an amount equal to the aggregate available unfunded amount of all Letters of Credit then outstanding. If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate available unfunded amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate available unfunded amount thereof over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim.

10.4 Application of Proceeds. After the exercise of remedies provided for in Section 10.2 (or after the Indebtedness automatically becomes immediately due and payable as set forth in Section 10.2), any amounts received on account of such Indebtedness shall be applied in the following order:

        First: to payment of that portion of the Indebtedness constituting fees, indemnities, expenses or other amounts (other than principal and interest) payable to the Agent and its Affiliates (including fees, charges and disbursements of counsel) ratably among them in proportion to the amounts described in this clause First payable to them;

        Second: to payment of accrued and unpaid interest on the Indebtedness, ratably among the Agent and the Banks and the Banks’ Affiliates in proportion to the respective amounts described in this clause Second payable to them;

        Third: to payment of unpaid principal of the Indebtedness, ratably among the Agent, the Banks and the Banks’ Affiliates in proportion to the respective amounts described in this clause Third held by them;

Fourth: to serve as cash collateral to be held by the Agent to secure Letter of Credit

Exposure: and

Last: the balance, if any, after all of the Indebtedness has been indefeasibly paid in full, to the Borrower or as otherwise required by applicable Laws.

ARTICLE XI

AGENCY PROVISIONS

        Each of the Banks and the Letter of Credit Issuer hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

        The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or other Affiliate thereof as if it were not the Agent hereunder.

        The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Banks, and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party that is communicated to or obtained by the bank serving as the Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Banks or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by any Loan Party or a Bank, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

        The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        The Banks hereby agree to indemnify the Agent from and hold the Agent harmless against (to the extent not reimbursed under Sections 12.9 and 12.10, but without limiting the obligations of any Loan Party hereunder), ratably in accordance with their respective Commitments, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including attorneys’ fees), and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any of the Loan Documents or any action taken or omitted to be taken by the Agent under or in respect of any of the Loan Documents; provided, further, that no Bank shall be liable for any portion of the foregoing to the extent caused by the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, it is the express intention of the Banks that the Agent shall be indemnified hereunder from and held harmless against all of such liabilities, obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including attorneys’ fees), and disbursements of any kind or nature directly or indirectly arising out of or resulting from the sole or contributory negligence of the Agent. Without limiting any other provision of this Section, each Bank agrees to reimburse the Agent promptly upon demand for its pro rata share (calculated on the basis of the Commitments) of any and all out of-pocket expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Loan Parties.

        The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such Persons and such Persons’ Affiliates (collectively “Related Parties”). The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

        Subject to the appointment and acceptance of a successor the Agent as provided in this paragraph, the Agent may resign at any time by notifying the Banks, the Letter of Credit Issuer and the Borrower. Upon any such resignation, the Required Banks shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring the Agent gives notice of its resignation, then the retiring the Agent may, on behalf of the Banks and the Letter of Credit Issuer, appoint a successor the Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as the Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring the Agent, and the retiring the Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor the Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article, Section 12.9, and Section 12.10 shall continue in effect for the benefit of such retiring the Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Agent.

        Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by courier or otherwise), mailed by certified mail, postage prepaid, or transmitted via telex or facsimile to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:

If to any Loan Party, to: If to the Agent, to: Tengasco, Inc. Citibank Texas, N.A. 10215 Technology Drive, Suite 301 8401 North Central Expressway Knoxville, TN 37932 Suite 500, Lockbox 36 Attention: Mr. Jeffrey R. Bailey Dallas, Texas 75225 Telephone: (865) 675-1554 Attention: Angela McCracken Facsimile: (865) 675-1621 Telephone: (972) 419-3343 Facsimile: (972) 419-3334
If to any Bank, to the address for notice specified beneath such Bank’s name on the signature pages hereto

All notices, requests, consents and demands hereunder will be effective when hand-delivered or transmitted by telecopier or sent, answer-back received, respectively, by the Agent to the notice address of the Loan Parties, or two (2) Business Days after the date when mailed by certified mail, postage prepaid, in each case given or addressed as aforesaid by either party hereto.

12.2 Place of Payment. All sums payable hereunder shall be paid in immediately available funds, at the Agent’s principal banking offices at One Lincoln Park, 8401 North Central Expressway, Suite 500, Lockbox 36, Dallas, Texas 75225, Attention: Angela McCracken, or at such other place as the Agent shall notify the Borrower in writing. If any interest, principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein) such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.

12.3 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents.

12.4 Parties in Interest. All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the parties hereto and the respective successors and permitted assigns of the parties hereto, except that no Loan Party may assign any of its rights or obligations hereunder or under any Loan Document without the prior written consent of the Agent.

12.5 Governing Law. This Loan Documents shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of law principles; provided, however, that to the extent the mandatory provisions of the laws of another jurisdiction relating to (i) the perfection or the effect of perfection or non–perfection of the security interests in any of the property, (ii) the lien, encumbrance or other interest in the property granted or conveyed by any Mortgage, or (iii) the availability of and procedures relating to any remedy hereunder or related to this Mortgage are required to be governed by such other jurisdiction’s laws, such other laws shall be deemed to govern and control.

12.6 SUBMISSION TO JURISDICTION. EACH LOAN PARTY, EACH BANK AND THE AGENT HEREBY CONSENT TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN DALLAS COUNTY, TEXAS AND IRREVOCABLY WAIVE ANY OBJECTION WHICH ANY LOAN PARTY, ANY BANK OR AGENT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVE PERSONAL SERVICE OR ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO IT AT THE ADDRESS SET FORTH IN SECTION 12.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT, ANY BANK OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE THE PARTIES FROM OBTAINING JURISDICTION OVER OTHER PARTIES IN ANY COURT OTHERWISE HAVING JURISDICTION.

12.7 Interest. It is the intention of the parties thereto that the Agent and the Banks shall conform strictly to usury laws applicable to them. Accordingly, if the transactions contemplated hereby would be usurious as to the Agent or any Bank under laws applicable to it (including the laws of the United States of America or any other jurisdiction whose laws may be mandatorily applicable to the Agent or any Bank notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Bank that is contracted for, taken, reserved, charged or received by any Bank under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the Maximum Rate, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by any Bank to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Banks may never include interest greater than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Banks on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Banks to the Borrower). All sums paid or agreed to be paid to the Banks for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law, shall be amortized, prorated, allocated and spread throughout the full term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the Maximum Rate. If at any time and from time to time (i) the amount of interest payable to the Banks on any date shall be computed at the highest lawful rate applicable to the Banks pursuant to this Section 12.7; and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Banks would be less than the amount of interest payable to the Banks computed at the highest lawful rate applicable to the Banks, then the amount of interest payable to the Banks in respect of such subsequent interest computation period shall continue to be computed at the highest lawful rate applicable to the Banks until the total amount of interest payable to the Banks shall equal the total amount of interest which would have been payable to the Banks if the total amount of interest had been computed without giving effect to this Section 12.7.

12.8 No Waiver, Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part of the Agent or the Banks, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Agent or the Banks. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law. No notice to or demand on the Loan Parties in any case shall entitle the Loan Parties to any other or further notice or demand in similar or other circumstances.

12.9 Costs. Each Loan Party agrees to pay to the Agent on demand all recording fees and filing costs, all reasonable attorneys fees and legal expenses, and all reasonable engineering fees and expenses incurred or accrued by the Agent in connection with the due diligence, the Title Reports, and preparation, negotiation, closing, administration, perfection, enforcement, refinancing, renegotiation, restructuring, amendment, waiver or other modifications of this Agreement and the Loan Documents and the filing and recording of the Security Instruments or any amendment, waiver, consent or modification to and of the Loan Documents. In any action to enforce or construe the provisions of this Agreement or any of the Loan Documents, the Agent and each Bank shall be entitled to recover its reasonable attorneys’ fees, disbursements of counsel and all costs and expenses related thereto.

12.10 INDEMNITIES, ETC.

(a)	TO INDEMNIFY THE AGENT, EACH BANK AND EACH OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND AGENTS (“INDEMNIFIED PARTIES”) FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, THE INDEMNITY MATTERS WHICH MAYBE INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (I) ANY ACTUAL OR PROPOSED USE BY THE BORROWER OF THE PROCEEDS OF ANY OF THE LOANS; (II) THE EXECUTION, DELIVERY AND PERFORMANCE OF THE LOAN DOCUMENTS; (III) THE OPERATIONS OF THE BUSINESS OF ANY LOAN PARTY; (IV) THE FAILURE OF ANY LOAN PARTY TO COMPLY WITH THE TERMS OF ANY SECURITY INSTRUMENT OR THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT; (V) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OF ANY LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS; (VI) THE ISSUANCE, EXECUTION AND DELIVERY OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT; (VII) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE MANUALLY EXECUTED DRAFT(S) AND CERTIFICATION(S); (VIII) ANY ASSERTION THAT THE AGENT OR ANY BANK WAS NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS; OR (IX) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER REASONABLE EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES) OR CLAIM AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, BUT EXCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY.

(b)	No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section 12.10.

(c)	In the case of any indemnification hereunder, the Agent or the applicable Bank shall give notice to the Borrower of any such claim or demand being made against the Indemnified Party and the Loan Parties shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Loan Parties provide a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Loan Parties and such Indemnified Party.

(d)	THE FOREGOING INDEMNITIES SHALL EXTEND TO THE INDEMNIFIED PARTIES NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PARTIES EXCLUDING HOWEVER ONLY GROSS NEGLIGENCE AND WILLFUL MISCONDUCT.

12.11 Right of Setoff. Each Loan Party hereby grants to the Agent and each Bank a lien, security interest and right of setoff as security for all liabilities and obligations of the Loan Parties, whether now existing or hereafter arising, upon and against all deposits, credit, collateral and property of such Loan Parties, now or hereafter in the possession, custody, safekeeping or control of such Person. Upon (a) the occurrence and during the continuance of any Event of Default; and (b) the decision by the Agent or the Required Banks to declare the Notes due and payable pursuant to the provisions of Article X, the Agent, each Bank and each of their Affiliates is hereby authorized at any time and from time to time, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final, other than trust funds) at any time held and other indebtedness at any time owing by the Agent or such Bank or such Affiliate to or for the credit or the account of any Loan Party against any and all of the Indebtedness of the Loan Parties now or hereafter existing under this Agreement and the Notes, irrespective of whether demand under this Agreement or the Notes shall have been made and although such Indebtedness may be unmatured. The Agent or applicable Bank shall promptly notify the Borrower after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Agent, the Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set off) that such Persons may have at law, in equity or otherwise. ANY AND ALL RIGHTS TO REQUIRE THE AGENT OR ANY BANK TO EXERCISE ANY RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE ADVANCES PRIOR TO EXERCISING ANY RIGHT OF SET OFF WITH RESPECT TO ANY DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.12 Headings. The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning or interpretation of any provision hereof.

12.13 Severability. The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.

12.14 Exceptions to Covenants. No Loan Party shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

12.15 Conflict with Security Instruments. To the extent the terms and provisions of any of the Security Instruments are in conflict with the terms and provisions hereof, this Agreement shall be deemed controlling.

12.16 Confidentiality. In the event that any Loan Party provides to the Agent or the Banks written confidential information belonging to the it, the Agent and the Banks shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain; (ii) hereafter become part of the public domain, without the Agent or such Bank breaching its obligation of confidence to any Loan Party; (iii) are previously known by the Agent or such Bank from some source other than such Loan Party; (iv) are hereafter developed by the Agent or such Bank without using such Loan Party’s information; (v) are hereafter obtained by or available to the Agent or such Bank from a third party who owes no obligation of confidence to such Loan Party with respect to such information; (vi) are disclosed with such Loan Party’s consent; (vii) must be disclosed either pursuant to any Governmental Requirement or to Persons regulating the activities of the Agent or such Bank; or (viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding. Further, the Agent and the Banks may disclose any such information to consultants, any independent certified public accountants or any legal counsel employed by such Persons in connection with this Agreement or any Security Instrument, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees and participants) in the Loans; provided, however, that the Agent or applicable Bank imposes on the Person to whom such information is disclosed the same obligation to maintain the confidentiality of such information as is imposed upon it hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease two (2) years from the date the information was furnished, unless the Loan Parties request in writing at least thirty (30) days prior to the expiration of such two year period, to maintain the confidentiality of such information for an additional two year period. The Loan Parties waive any and all other rights they may have to confidentiality as against the Agent or the Banks arising by contract, agreement, statute or law except as expressly stated in this Section 12.16. The Agent and the Banks agree not to issue or cause to be issued any tombstone or other publicly published announcement of the lending facilities established by this Agreement without the Loan Parties’ review and approval thereof, which such approval will not be unreasonably withheld.

12.17 Survival. The obligations of the parties under Sections 2.14, 2.15, 12.9 and 12.10 hereof shall survive repayment of the Loans and the termination of the Commitment. To the extent that any payments on the Indebtedness or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor-in-possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Liens, security interests, rights, powers and remedies under this Agreement and each Security Instrument shall continue in full force and effect. In such event, each Security Instrument shall be automatically reinstated and the Loan Parties shall take such action as may be reasonably requested by the Agent to effect such reinstatement.

12.18 NO ORAL AGREEMENTS. THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

12.19 WAIVER OF JURY. EACH LOAN PARTY AND THE AGENT FULLY, VOLUNTARILY, KNOWINGLY, INTENTIONALLY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE NOTES, THIS AGREEMENT, THE SECURITY INSTRUMENTS OR OTHER LOAN DOCUMENTS OR UNDER ANY AMENDMENT, SUPPLEMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) BASED HEREON ARISES OUT OF, UNDER, OR IN CONNECTION HEREWITH OR THE NOTES, THE SECURITY INSTRUMENTS OR OTHER LOAN DOCUMENTS, INCLUDING ANY COUNTERCLAIM IN ANY LEGAL OR JUDICIAL PROCEEDING OR ACTION OR ARISING FROM ANY TRANSACTIONS OR BANKING OR LENDING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY LOAN PARTY, ANY BANK OR THE AGENT. EACH LOAN PARTY AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE BANKS TO ENTER INTO THIS AGREEMENT, THE SECURITY INSTRUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH LOAN PARTY CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS.

12.20 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

12.21 Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document to which any Loan Party is a party, nor any consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be agreed or consented to by Required Banks and such Loan Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver, or consent shall, unless in writing and signed by all of the Banks and such, do any of the following: (a) increase Commitments of the Banks or subject the Banks to any additional obligations; (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder; (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder; (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Banks which shall be required for the Banks or any of them to take any action under this Agreement; (e) change any provision contained in this Section 12.21; or (f) release any Collateral from any of the Liens created by the Loan Documents unless such release arises pursuant to a transaction permitted under the Loan Documents. Notwithstanding anything to the contrary contained in this Section, no amendment waiver, or consent shall be made with respect to (y) Article XI hereof without the prior written consent of the Agent or (z) Section 2.13 without the prior written consent of the Letter of Credit Issuer.

12.22 No Liability of the Letter of Credit Issuer. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Letter of Credit Issuer nor any of its officers, directors, employees or agents shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; and (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; except that the Borrower shall have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Letter of Credit Issuer’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit are genuine and/or comply with the terms of the Letter of Credit; or (ii) the Letter of Credit Issuer’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

12.23 Successors and Assigns.

(a)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Letter of Credit Issuer and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)	(i) Subject to the conditions set forth in clause (b)(ii) below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolver Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

    (A)        the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Bank, an Affiliate of a Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

    (B)        the Agent.

(ii)     Assignments shall be subject to the following additional conditions:

    (A)        except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s Commitment or Revolver Loans, the amount of the Commitment or Revolver Loans of the assigning Bank subject to each such assignment (determined as of the date the assignment and assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000, unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement; and

(C) the parties to each assignment shall execute and deliver to the Agent an assignment and assumption, together with a processing and recordation fee of $3,500.

        The term “Approved Fund” has the following meaning:

        “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

(iii)	Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.19, 12.9 and 12.10). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 12.23 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with clause (c) of this Section.

(iv)	The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Revolver Loans and disbursement under Letters of Credit owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent, the Letter of Credit Issuer and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Letter of Credit Issuer and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(v)	Upon its receipt of a duly completed assignment and assumption executed by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Agent shall accept such assignment and assumption and record the information contained therein in the Register; provided that if either the assigning Bank or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Agent shall have no obligation to accept such assignment and assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.

(c)	(i) Any Bank may, without the consent of the Borrower, the Agent, or the Letter of Credit Issuer, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolver Loans owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Letter of Credit Issuer and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.21 that affects such Participant. Subject to clause (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.19, 12.9 and 12.10 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.11 as though it were a Bank, provided such Participant agrees to be subject to Section 2.17 as though it were a Bank.

(ii)	A Participant shall not be entitled to receive any greater payment hereunder than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d)	Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

12.24 USA Patriot Act Notice. Each Bank hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party and its owners, which includes the names and addresses of such Loan Party and its owners and other information that will allow such Bank to identify such Loan Party and its owners in accordance with the Patriot Act.

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SCHEDULE 9.25, Page 1

DALLAS1 1099496v4 67682-00024

        IN WITNESS WHEREOF, the Borrower has caused this Agreement to be executed and delivered to the Agent and the Banks in Dallas, Texas, effective as of the day and year first above written by the undersigned duly authorized corporate officer of the Borrower.

         TENGASCO, INC., a Tennessee corporation

By: s/Jeffrey R. Bailey Name: Jeffrey R. Bailey Title: Chief Executive Officer

CITIBANK TEXAS, N.A., as the Agent and as a Bank By: s/Angela McCracken Angela McCracken Vice President

Acknowledged and Accepted this 29th day of June, 2006 by the following Loan Parties:

TENNESSEE LAND & MINERAL CORPORATION,
a Tennessee corporation

By: s/Jeffrey R. Bailey Name: Jeffrey R. Bailey Title: Chief Executive Officer

TENGASCO PIPELINE CORPORATION,
a Tennessee corporation

By: s/Jeffrey R. Bailey Name: Jeffrey R. Bailey Title: Chief Executive Officer